Exhibit 10.1

[Unpublished] CUSIP Number:

CREDIT AGREEMENT

Among

SUSSER HOLDINGS, L.L.C.,

as Borrower,

SUSSER HOLDINGS CORPORATION,

as Parent Guarantor,

BANK OF AMERICA, N.A.,

as Term Administrative Agent,

BANK OF AMERICA, N.A.,

as Revolving Administrative Agent, Swing Line Lender, and L/C Issuer,

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH

BUSINESS FINANCIAL SERVICES INC.,

WACHOVIA BANK, NATIONAL ASSOCIATION,

and

BMO CAPITAL MARKETS,

as Co-Syndication Agents

BANC OF AMERICA SECURITIES LLC,

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH

BUSINESS FINANCIAL SERVICES INC.,

WACHOVIA CAPITAL MARKETS, LLC,

and

BMO CAPITAL MARKETS,

as Joint Lead Arrangers and Joint Book Managers

and

THE OTHER LENDERS PARTY HERETO

$195,000,000

November 13, 2007

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(Continued)

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		Page
8.16	No Advisory or Fiduciary Responsibility	126

8.17	Entire Agreement	127

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(Continued)

EXHIBITS

Exhibit A	-	Form of Borrowing Base Certificate
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Loan Notice
Exhibit D-1	-	Form of Revolving Credit Note
Exhibit D-2	-	Form of Term Loan Note
Exhibit E	-	Form of Assignment and Assumption
Exhibit F	-	Closing Documents List

SCHEDULES

Schedule I	-	Administrative Information (Borrower; Administrative Agent; Lenders)
Schedule II	-	Existing Letters of Credit
Schedule 2.1	-	Commitments and Applicable Percentages
Schedule 4.10	-	Subsidiaries
Schedule 4.12	-	Environmental Compliance
Schedule 5.8	-	Debt
Schedule 5.9(a)	-	Existing Liens
Schedule 5.9(b)	-	Landlords’ Liens
Schedule 5.11	-	Transactions with Affiliates
Schedule 5.29	-	Leases of Mortgaged Property
Schedule 8.5	-	Processing and Recordation Fees

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CREDIT AGREEMENT

This Credit Agreement dated as of November 13, 2007, is among SUSSER HOLDINGS, L.L.C., a Delaware limited liability company, as Borrower, SUSSER HOLDINGS CORPORATION, a Delaware corporation, as Parent Guarantor, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent” and BANK OF AMERICA, N.A., as administrative agent for the Revolving Lenders (in such capacity, the “Revolving Administrative Agent”), Swing Line Lender, and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth hereon.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, of any Person or group of Persons or all or substantially all of any group of related assets, liabilities, or securities of any Person or group of Persons, or division thereof.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of September 20, 2007, by and among Susser Holdings Corporation, TCFS Acquisition Corporation, TCFS Holdings, Inc., and David Lloyd Norris, as the Shareholder Representative, and Devin Lee Bates, James Randall Brooks, Wylie Alvin New, and David Lloyd Norris (including all schedules and exhibits thereto).

“Administrative Agents” means, collectively, the Term Administrative Agent and the Revolving Administrative Agent.

“Administrative Agent’s Office” means, with respect to each Administrative Agent, such Administrative Agent’s address and, as appropriate, account as set forth on Schedule I, or such other address or account as such Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the applicable Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agents and the Co-Syndication Agents.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate amount of the Term Loans, as the case may be, outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Credit Agreement.

“Applicable Excess Cash Flow Percentage” means for any fiscal year of the Parent Guarantor (a) if, as of the last day of such fiscal year the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor was equal to or greater than 1.25 to 1.00, 50%, (b) if, as of the last day of such fiscal year the Consolidated Senior Secured Leverage Ratio of the Parent Guarantor was less than 1.25 to 1.00, but equal to or greater than 0.75 to 1.00, 25%, or (c) otherwise, 0%.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility (a) from the Closing Date to the date on which the Revolving Administrative Agent receives a Compliance Certificate pursuant to Section 5.2(b) for the fiscal quarter ending March 31, 2008, 0.50% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Revolving Administrative Agent pursuant to Section 5.2(b):

Applicable Fee Rate
Pricing Level	Consolidated Senior Secured Leverage Ratio	Commitment Fee
1	< 1.00:1	0.375%
2	> 1.00:1	0.500%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate has been received.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term

Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 6.2, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term Facility and the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agents receive a Compliance Certificate pursuant to Section 5.2(b) for the fiscal quarter ending on or around March 31, 2008, 0.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agents pursuant to Section 5.2(b):

Applicable Rate
Pricing Level	Consolidated Senior Secured Leverage Ratio	Eurodollar Rate	Base Rate
1	< 0.50:1	1.75%	0.00%
2	> 0.50:1 but < 1.00:1	2.00%	0.00%
3	> 1.00:1 but < 1.50:1	2.50%	0.50%
4	>1.50:1	2.75%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply in respect of the Term Facility and the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate has been received.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.3(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.4(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.5(b)), and accepted by the Term Administrative Agent (in the case of an assignment of Term Loans) or the Revolving Administrative Agent (in the case of an assignment of Revolving Credit Loans and/or Commitments), in substantially the form of Exhibit E or any other form approved by the applicable Administrative Agent.

“Attributable Debt” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“AutoBorrow Agreement” means the AutoBorrow Service Agreement dated as of November 13, 2007, between the Borrower and the Swing Line Lender.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.6, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 6.2.

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 5.2.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base Certificate” means a borrowing base certificate executed by an authorized officer of the Borrower in substantially the form of Exhibit A.

“Bridge Loans” means, collectively, senior unsecured loans in a principal amount of up to $150,000,000 made available to the Borrower under a bridge loan facility arranged by certain of the Joint Lead Arrangers and on terms and conditions reasonably acceptable to the Agents.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York, New York and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Buyer Material Adverse Effect” means any change, occurrence or development since December 31, 2006 that either individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on business, operations, assets, liabilities (actual or contingent), results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under any Credit Document to which it is a party or (iii) adversely affect the rights and remedies of the Administrative Agents or the Lenders under any Credit Document or purports to adversely affect the Term Facility or the Revolving Facility or any other aspect of the Transaction.

“C&G Entity” means each of C&G Investments, LLC, a Delaware limited liability company, and each Cash and Go Entity.

“Capital Expenditures” means, with respect to any Person and with respect to any period of its determination, the consolidated expenditures of such Person during such period that are required to be included in or are reflected by the consolidated property, plant, or equipment accounts of such Person, or any similar fixed asset or long term capitalized asset accounts of such Person, on the consolidated balance sheet of such Person in conformity with GAAP, provided, that Capital Expenditures shall not include (i) expenditures deemed to occur in connection with Acquisitions made pursuant to Section 5.10, (ii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent (a) paid for from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (iv) Capital Expenditures paid for with the Net Cash Proceeds of any Disposition on or prior to the date required pursuant to Section 2.5(b).

“Capital Leases” means, with respect to any Person, any lease of any property by such Person which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash and Go Entity” means Cash and Go Management, LLC, a Texas limited liability company, and Cash and Go, Ltd., a Texas limited partnership.

“Cash Equivalents” means any of the following types of investments, to the extent owned by the Parent Guarantor or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, as a result of one or more transactions, (a) with respect to the Parent Guarantor, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Wellspring and/or its successors and assigns, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time)(such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period or were appointed to that board substantially contemporaneously with the consummation of the TCFS Acquisition, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or who received the vote or approval of the Permitted Holders in such election or nomination, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or who received the vote or approval of the Permitted Holders in such election or nomination, (b) with respect to Stripes Holdings (prior to a merger of Stripes Holdings with and into the Parent Guarantor), the Parent Guarantor’s failure to own directly or indirectly and control legally and beneficially 100% of the Voting Securities of Stripes Holdings on a fully-diluted basis, (c) with respect to the Borrower, the failure of Stripes Holdings (or, after a merger of Stripes Holdings with and into the Parent Guarantor, the Parent Guarantor) to own and control legally and beneficially 100% of the Voting Securities of the Borrower on a fully-diluted basis, and (d) the occurrence of any “Change of Control” as such term is defined in the indenture pursuant to which the Senior Notes or the Existing Senior Notes, respectively, were issued.

“Circle K Royalties” means the royalties paid by the Borrower and its Subsidiaries to TMC Franchise Corporation pursuant to the License Agreement dated as of November 26, 1996, as amended, between Stripes LLC and TMC Franchise Corporation.

“Closing Date” means the first date on which all of the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 8.3.

“Co-Syndication Agents” means Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., Wachovia Bank, National Association, and BMO Capital Markets, in their capacity as co-syndication agents for the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means all of the “Collateral” and “Property” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Revolving Administrative Agent and/or the Term Administrative Agent for the benefit of any of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Parent Guarantor in substantially the form of Exhibit B.

“Consolidated EBITDA” means, for any period of its determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis and without duplication, an amount equal to consolidated net income for such period plus: (a) the following to the extent deducted or excluded in calculating such consolidated net income: (i) consolidated interest expense of the Parent Guarantor and its Subsidiaries for such period; (ii) federal, state and local taxes of the Parent Guarantor and its Subsidiaries (to the extent based on income, profits or capital and including franchise and similar taxes) for such period; (iii) the depreciation, amortization and accretion of the Parent Guarantor and its Subsidiaries for such period; (iv) the cumulative effect of a change in accounting principles; and (v) non-cash management incentive options compensation; minus (b) to the extent added or included in calculating such consolidated net income (i) all extraordinary gains for such period related to assets sales and (ii) Rental Expense for such period to the extent in excess of rent expense as determined in accordance with GAAP for such period; plus (c) to the extent deducted in calculating such consolidated net income: (i) non-recurring costs (including restructuring costs, extraordinary costs, and transaction costs related to the Transaction) and expenses and charges resulting from equity offerings, Permitted Investments, Acquisitions permitted under Section 5.10, recapitalizations or the incurrence or repayment of Debt, in each case, permitted to be incurred or repaid under this Agreement (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the Loans and (B) any amendment or other modification of the Credit Documents; (ii) the Circle K Royalties actually paid; (iii) rent expense as determined in accordance with GAAP not actually paid in cash during such period; (iv) any other non-cash charges, including any write offs or write downs, reducing net income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); and (v) any unusual, extraordinary or non-recurring losses or charges for such period related to asset sales.

“Consolidated EBITDAR” means, for any period of its determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, (a) Consolidated EBITDA of the Parent Guarantor and its Subsidiaries for such period plus (b) all Rental Expense of the Parent Guarantor and its Subsidiaries for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of its determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis and without duplication, the ratio of (a) Consolidated EBITDAR for the period of the four fiscal quarters most recently ended, minus (i) Maintenance Capital Expenditures, minus (ii) cash taxes paid by the Parent Guarantor and its Subsidiaries during such period, minus (iii) Restricted Payments made by the Parent Guarantor and its Subsidiaries during such period (other than Restricted Payments made (i) to the Parent Guarantor or any wholly owned Subsidiary of the Parent Guarantor or (ii) in common equity interests of the maker of such payment) to (b) the sum of (i) the consolidated Rental Expense of the Parent Guarantor and its Subsidiaries for such period plus (ii) cash interest paid by the Parent Guarantor and its Subsidiaries during such period net of interest income of the Parent Guarantor and its Subsidiaries for such period plus (iii) the aggregate principal amount of all scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money of or by the Parent Guarantor and its Subsidiaries for the preceding four fiscal quarters.

“Consolidated Funded Debt” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Credit Obligations hereunder, but excluding L/C Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Debt, (c) all direct (but not contingent) obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Debt, (f) without duplication, all direct (but not contingent) obligations arising under Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period of its determination, the sum of (a) all interest expenses determined in accordance with GAAP (but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transaction (including prepayment premiums), (ii) fees and expenses associated with any Permitted Investment, issuance of Equity Interests or Debt, and (iii) unamortized financing fees and costs in connection with the prepayment of Debt), (b) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, minus (c) interest income, in each case, of or by the Parent Guarantor and its Subsidiaries on a consolidated basis for the four fiscal quarters most recently ended.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis and without duplication, (a) the Consolidated Funded Debt of the Parent Guarantor and its Subsidiaries as of such date that is secured by a Lien on any property minus (b) the sum of (i) cash held by the Parent Guarantor and its Subsidiaries as of such date (excluding restricted cash) and (ii) the aggregate amount of Permitted Investments pursuant to sections (iii)-(vi) of the definition of “Permitted Investments” held by the Parent Guarantor and its Subsidiaries as of such date.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, for the Parent Guarantor and its Subsidiaries on a consolidated basis, the ratio of (a) the Consolidated Senior Secured Net Debt as of such date to (b) Consolidated EBITDA for the four fiscal quarters then most recently ended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, the Revolving Loan Notes, the Term Loan Notes, the Swing Line Note, the AutoBorrow Agreement, the Letter of Credit Documents, the Guaranties, the Security Documents, the Intercreditor Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement, and each other agreement, instrument, or document executed by a Credit Party and delivered to either Administrative Agent at any time in connection with this Agreement; provided that for purposes of the definitions of “Material Adverse Effect” and “Termination Date” and Articles III through VII, “Credit Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Obligations” means, collectively, the Revolving Obligations and/or the Term Obligations.

“Credit Parties” means collectively, the Borrower and each Guarantor.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established and reported in accordance with GAAP);

(e) Debt (excluding prepaid interest thereon) secured by a Lien on property being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) or Debt of others secured by a Lien on property of such Person, in each case, whether or not such Debt shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Debt and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to 3.75% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means with respect to any Person, means any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for an Equity Interest which is not a Disqualified Equity Interest) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after Maturity Date in respect of the Term Facility; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Dollars or $” means lawful money of the United States of America.

“Eligible Accounts” means, with respect to any Person, the accounts receivable of such Person which are reflected on the balance sheet of such Person as of the date of determination in accordance with GAAP, excluding, however:

(a) accounts receivable in which the Revolving Administrative Agent does not have a first priority perfected security interest, accounts receivable from government agencies (including accounts receivable governed by the Federal Assignment of Claims Act) other than accounts receivable arising from the sale of fuel to school districts, counties and municipalities in Texas, Oklahoma or New Mexico or regional transportation authorities in Texas in an aggregate amount not to exceed $1,500,000 at any time, and accounts receivable which are not “accounts” as such term is defined in the New York Uniform Commercial Code (including those represented by any promissory note, trade acceptance, chattel paper, draft, or other instrument);

(b) accounts receivable which did not arise from an enforceable order or contract for the absolute and final sale of the inventory or services of the Person or accounts receivable for which the sales or services have not been fully performed in the ordinary course of business of the Person;

(c) accounts receivable which are older than 90 days after the date of the invoice that generated such account receivable;

(d) accounts receivable which are subject to any contest or offset or which have been disputed;

(e) accounts receivable which were not generated in an arm’s length transaction or accounts receivable from any Affiliate of the Person;

(f) accounts receivable generated from any credit card transaction;

(g) accounts receivable from a foreign Person which are not supported by a letter of credit approved by the Revolving Administrative Agent;

(h) accounts receivable from any Person 50% or more of whose then-existing accounts owing to any Credit Party do not meet the requirements for eligibility set forth herein; and

(i) accounts receivable which are otherwise unacceptable as collateral as reasonably determined by the Revolving Administrative Agent, such determination to be made in good faith and on a basis consistent with the basis applied by the Revolving Administrative Agent for similarly-situated borrowers.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.5(b)(iii)).

“Eligible Inventory” means, with respect to any Person and as of any date of determination, the inventory of such Person which is reflected on the balance sheet of such Person as of such date in accordance with GAAP, excluding, however:

(a) inventory in which the Revolving Administrative Agent does not have a first priority perfected security interest;

(b) inventory of such Person out on consignment, inventory held by such Person on consignment, and inventory which is not “inventory” as such term is defined in the New York Uniform Commercial Code;

(c) inventory of such Person consisting of motor fuels;

(d) inventory purchased from an Affiliate of the Person other than in accordance with Section 5.11; and

(e) inventory that is obsolete, unusable or otherwise unavailable for sale;

(f) inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(g) inventory which is otherwise unacceptable as collateral as reasonably determined by the Revolving Administrative Agent, such determination to be made in good faith and on a basis consistent with the basis applied by the Revolving Administrative Agent for similarly-situated borrowers.

“Eligible Real Property” means, with respect to any Person and as of any date of its determination, the real property designated by such Person as Eligible Real Property, which is owned by such Person and on which such Person owns and operates a convenience store, including the improvements constructed thereon, provided that (a) such property is subject to no Liens, other than Permitted Liens, (b) such property is reasonably satisfactory to the Revolving Administrative Agent and, (c) such property was not acquired pursuant to the TCFS Acquisition, and (d) the Revolving Administrative Agent has received the following with respect to such property: (i) a Mortgage, (ii) any surveys and title insurance requested by the Revolving Administrative Agent, (iii) any environmental assessment reports reasonably requested by the Revolving Administrative Agent, each in scope, form and substance reasonably satisfactory to the Revolving Administrative Agent, and (iv) any legal opinions requested by the Revolving Administrative Agent, in form and substance reasonably satisfactory to the Revolving Administrative Agent.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Entity or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials released into the environment, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Restricted Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Restricted Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Restricted Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Term Administrative Agent, with respect to Term Loans, or the Revolving Administrative Agent, with respect to Revolving Credit Loans, from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Term Administrative Agent, with respect to Term Loans, or the Revolving Administrative Agent, with respect to Revolving Credit Loans, to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 6.1.

“Excess Cash Flow” means, for any fiscal year of the Parent Guarantor, the excess (if any) of (a) Consolidated EBITDA for such fiscal year over (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Parent Guarantor and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, on all Debt of the Parent Guarantor and its Subsidiaries, (iii) all income, franchise and similar taxes actually paid in cash by the Parent Guarantor and its Subsidiaries, (iv) Capital Expenditures and Acquisitions permitted hereunder (in each case, to the extent of any cash consideration paid therefor not constituting proceeds of Debt) actually made by the Parent Guarantor and its Subsidiaries in such fiscal year, (v) plus or minus any working capital adjustment (i.e., current assets over current liabilities), (vi) non-recurring costs (including restructuring costs, extraordinary costs, and transaction costs related to the Transaction) and expenses and charges resulting from equity offerings, Permitted Investments, Acquisitions permitted hereunder, or Permitted Dispositions, recapitalizations or the incurrence or repayment of Debt, in each case, permitted to be incurred or not prohibited from being repaid under this Agreement (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the Loans and (B) any amendment or other modification of the Credit Documents, (vii) any other cash charges added back to Consolidated EBITDA, and (viii) the amount of Restricted Payments made by the Parent Guarantor or its Subsidiaries (other than any such payments made to the Parent Guarantor or any of its Subsidiaries) to the extent permitted by Section 5.6.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means, with respect to either Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” means the Credit Agreement dated as of December 21, 2005, among Susser Holdings, L.L.C., SSP Partners, the financial institutions named therein, as Lenders, and Bank of America, N.A., as administrative agent for the Lenders.

“Existing Letters of Credit” mean the letters of credit issued under the Existing Credit Agreement and set forth on Schedule II.

“Existing Senior Notes” means the $170,000,000 aggregate principal amount of the Borrower’s and Susser Finance Corporation’s 10 5/8% senior unsecured notes due 2013 issued pursuant to the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means the Indenture dated as of December 21, 2005 among Susser Holdings, L.L.C, as successor by merger to Stripes Acquisition LLC, and Susser Finance Corporation, as Issuers, the guarantors party thereto and The Bank of New York, as Trustee.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of directors’ and officers’ policies and workers’ compensation policies), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments (except to the extent that such indemnity payments or purchase price adjustments are needed, in the good faith determination of the Borrower, to compensate the Parent Guarantor or any of its Subsidiaries for the events giving rise to such claims, in which case, such proceeds shall not constitute Extraordinary Receipts).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 19, 2007, among the Borrower, Bank of America, N.A., as Administrative Agent, and the Joint Lead Arrangers.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into thereafter in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means, collectively, the Term Guaranties and the Revolving Guaranties.

“Guarantors” means, collectively, the Parent Guarantor, all Subsidiaries of the Parent Guarantor (other than the Borrower) delivering a Guaranty as of the date hereof, and all Subsidiaries of the Parent Guarantor required to execute and deliver a Guaranty under Section 5.19 in the future, excluding, for avoidance of doubt, Susser Company Ltd.

“Hazardous Materials” means all materials, substances or wastes regulated, characterized or defined as hazardous, toxic, radioactive or a pollutant or contaminant under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, infectious or medical wastes.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the relevant Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Initial Revolving Loan Borrowing” means the Revolving Loan Borrowing requested by the Borrower and funded on the date of this Agreement in a principal amount not to exceed $15,000,000 (exclusive of any Existing Letters of Credit, Letters of Credit issued in the ordinary course of business or pursuant to the Transaction) plus an additional amounts borrowed on such date in order to fund working capital in the ordinary course of business.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 13, 2007, among the Term Administrative Agent, the Revolving Administrative Agent, and the Borrower.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, or, if available to all relevant affected Lenders, nine or twelve months or a shorter period thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Banc of America Securities LLC, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., Wachovia Capital Markets, LLC, and BMO Capital Markets, in their respective capacities as joint lead arrangers and joint book managers hereunder.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Term Administrative Agent, in the case of a Term Lender, and the Revolving Administrative Agent, in the case of a Revolving Lender.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.3(i).

“Letter of Credit Sublimit” means $60,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing but excluding operating leases that do not constitute a security interest).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Maintenance Capital Expenditures” means, as of any date of its determination, an amount equal to the sum of (a) the product of (i) $15,000 times (ii) the number of convenience stores of the Parent Guarantor and its Subsidiaries as of such date plus (b) $4,000,000. Notwithstanding the foregoing, with respect to any convenience store which was acquired or constructed by the Parent Guarantor or any of its Subsidiaries during any relevant period, the amount included with respect to such convenience store pursuant to clause (a)(i) above shall be equal to an amount equal to the proportion of $15,000 attributable to the number of full fiscal quarters during such period that any such store was owned or operated by the Parent Guarantor or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) the rights and remedies of either Administrative Agent, the Term Lenders, or the Revolving Lenders under any Credit Document, or of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, November 13, 2012, and (b) with respect to the Term Facility, November 13, 2012; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Increase Amount” means an amount equal to the Net Cash Proceeds of any single issuance of Equity Interests by the Parent Guarantor prior to November 13, 2009, to the extent that (a) such proceeds have been applied to the voluntary prepayment of the Term Loans in accordance with Section 2.5(a) and (b) prior to or concurrently with such prepayment, the Borrower has notified the Term Administrative Agent in writing that such proceeds shall be counted toward the Maximum Increase Amount.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means, collectively, each of the mortgages or deeds of trust executed by the Borrower or any of the Guarantors in favor of the Term Administrative Agent or the Revolving Administrative Agent for the benefit of the Term Secured Parties or Revolving Secured Parties, as applicable, in form and substance reasonably acceptable to the applicable Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Parent Guarantor or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Parent Guarantor or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is repaid in connection with such transaction (other than Debt under the Credit Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Parent Guarantor or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) amounts provided as a reserve in respect of (x) any liabilities reasonably anticipated under any indemnification obligations or purchase price adjustment associated with such assets or (y) any other liabilities retained by Parent Guarantor or any of its Subsidiaries associated with such assets (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b) with respect to the sale or issuance of any Equity Interest by, or equity contribution to, the Parent Guarantor, or the incurrence or issuance of any Debt by the Parent Guarantor or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Parent Guarantor or such Subsidiary in connection therewith.

“Note” means a Term Loan Note or a Revolving Credit Note, as the context may require.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Guarantor” means, Susser Holdings Corporation, a Delaware corporation.

“Parent Guarantor Financial Statements” means the annual audited consolidated financial statements of the Parent Guarantor and its Subsidiaries for the fiscal year ended December 31, 2006, including the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal year.

“Parent Guarantor Interim Financial Statements” means the unaudited consolidated financial statements of the Parent Guarantor and its Subsidiaries dated as of June 30, 2007, including the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal quarter and the consolidated statements of income or operations, shareholders’ equity, and cash flows for such fiscal quarter.

“Participant” has the meaning specified in Section 8.5(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Debt” means all of the following Debt:

(a) Debt outstanding under the Credit Documents;

(b) Debt in the form of the Senior Notes or the Bridge Loans and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement (excluding any prepayment or other premiums paid in connection therewith);

(c) Debt in existence at closing as set forth in Schedule 5.8 hereto and any extensions, renewals, or replacements of the foregoing which do not increase the outstanding principal amount thereof at the time of such extension, renewal, or replacement (except as otherwise permitted hereunder);

(d) Debt in the form of borrowed money which does not have any stated maturity before the date which is 90 days after the Maturity Date and which does not have a scheduled principal amortization exceeding 7.5% of the original principal amount thereof for any year prior to its stated maturity;

(e) Subordinated Intercompany Debt;

(f) other Debt in an aggregate principal amount not to exceed $10,000,000 at any time;

(g) Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case) incurred through the borrowing of money or contingent liabilities in respect thereof;

(h) Debt of a Person existing at the time such Person became a Subsidiary of the Borrower or that is assumed pursuant to an acquisition of assets permitted by this Agreement by the acquirer of such assets, but only if (a) such Debt was not created or incurred in contemplation of such Person becoming a Subsidiary or such permitted acquisition and (b) immediately after giving effect to the acquisition of such Person no Default or Event of Default shall have occurred and be continuing;

(i) Guarantees by any Credit Parties of Debt of customers of any check cashing or short term lending business owned or operated, directly or indirectly, by the Parent Guarantor or its Subsidiaries in respect of any C&G Entity or Susser Financial Services LLC for check cashing and short term lending products in the ordinary course of business consistent with past practices in an aggregate outstanding amount not to exceed $6,000,000 at any time;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (it being agreed that netting provisions do not constitute exoneration); and

(k) Guarantees of the Parent Guarantor or any Subsidiary in respect of Debt otherwise permitted hereunder of the Borrower or any Guarantor, or of any other Person to the extent otherwise permitted under Section 5.13;

(l) Debt incurred by Parent Guarantor or any of its Subsidiaries in a Disposition under agreements providing for, and in the form of, indemnification, the adjustment of the purchase price or similar adjustments and earn outs;

(m) Cash management obligations and Debt incurred by Parent Guarantor or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(n) Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(o) Debt consisting of obligations of Parent Guarantor or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in the ordinary course of business and in connection with the Transaction or any Acquisition permitted under Section 5.10; and

(p) Debt in respect of Capital Leases and purchase money obligations for fixed or capital assets in an aggregate principal amount not to exceed $25,000,000 at any time.

provided that, in the case of any Debt referred to in clause (d) above that exceeds $25,000,000 in the aggregate, the Borrower shall have delivered the Compliance Certificate required by Section 5.2(k) prior to the incurrence of such Debt.

“Permitted Dispositions” means all the following Dispositions: (i) sales of inventory in the ordinary course of business, (ii) Dispositions of real property or non-operating assets, (iii) Dispositions of obsolete or worn-out assets and assets no longer useful in the conduct of the business of the Borrower and its Subsidiaries, (iv) Dispositions pursuant to any sale-leaseback transaction, (v) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary of the Borrower; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor or such transfer must otherwise be permitted under Section 5.13, (vi) Dispositions to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, (vii) Dispositions permitted by Sections 5.6, 5.10 and 5.13 and Liens permitted by Section 5.9, (viii) Dispositions of accounts receivable in connection with the collection or compromise thereof, (ix) Leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of the Subsidiaries, (x) Transfers of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Cash Proceeds therefor, (xi) Dispositions not otherwise permitted hereunder; provided, that (A) at the time of such Dispositions, no Event of Default shall exist or would result therefrom, (B) the aggregate fair market value of all property disposed of in reliance on this clause (xi) shall not exceed $10,000,000 in any fiscal year and (C) the purchase price for such property (if in excess of $1,000,000) shall be paid to the Borrower or such Subsidiary for not less than 75% cash consideration, (xii) Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of the Subsidiaries, (xiii) Dispositions of investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in substantially the form as such arrangements are in effect on the Closing Date, (xiv) voluntary terminations of Swap Contracts other than those required to be maintained by this Agreement, and (xv) other Dispositions of property or assets in connection with the formation or operation of joint ventures not to exceed, in the aggregate since the Closing Date, a fair market value of $15,000,000; provided that, (a) in the case of any sale-leaseback transaction (or series of related transactions), other than the Sale-Leaseback, the Borrower shall have delivered the Compliance Certificate, if any, required by Section 5.5 prior to the effective date of such transaction, (b) in the case of any sale of Eligible Real Property, the Borrower shall have delivered to the Revolving Administrative Agent a completed Borrowing Base Certificate, duly certified by a Responsible Officer of the Borrower on the effective date of such sale, giving effect to the disposition of such Eligible Real Property demonstrating that no prepayment is due under Section 2.5(b)(viii) in connection with such sale (unless made concurrently), and (c) in the case of any such Disposition, such Disposition is made for fair market value.

“Permitted Holders” means Wellspring, Sam L. Susser, Affiliates of Sam L. Susser, and current and former members of senior management of the Parent Guarantor.

“Permitted Investments” means all of the following: (i) investments in and loans to the Credit Parties, (ii) investments in the form of extensions of trade credit in the ordinary course of business, (iii) investments in Cash Equivalents, (iv) investments in commercial paper and bankers’ acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition are accorded the highest rating by S&P or Moody’s, (v) investments in time deposits, certificates of deposit, or Eurodollar certificates of deposit maturing in twelve months or less from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $500,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A by S&P or by Moody’s, (vi) investments in money market funds which invest solely in the types of investments described in paragraphs (iii) through (v) above, (vii) advances to the directors, officers, and employees of Parent Guarantor and its Subsidiaries in the ordinary course of business, in an aggregate outstanding amount not to exceed $500,000, (viii) other investments to which the Administrative Agents have consented in writing, (ix) Guarantees for and on behalf of Credit Parties, (x) investments received in connection with the Bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (xi) investments permitted as Capital Expenditures pursuant to Section 5.7, (xii) investments by way of Acquisitions permitted pursuant to Section 5.10, (xiii) investments consisting of any deferred portion of the sales price received by any Borrower or any Subsidiary in connection with any Disposition permitted by this Agreement, (xiv) investments in Susser Company, Ltd. that are existing as of the date of this Agreement and additional investments made in Susser Company, Ltd. after the date of this Agreement in an aggregate amount not to exceed $250,000, (xv) investments by C&G Investments LLC in any Cash and Go Entity that are existing as of the date of this Agreement and additional investments by C&G Investments, LLC in each Cash and Go Entity consisting of repurchasing the remaining equity interests of each Cash and Go Entity provided that, after such repurchase, each Cash and Go Entity complies with the requirements of Section 5.19, (xvi) other investments (including dealer joint ventures, and new store developments) that are in the same or a similar or complimentary line of business as the Borrower or the Guarantors, provided that neither the Parent Guarantor nor any of its Subsidiaries may enter into any such other investments if after giving effect to thereto any Default or Event of Default would exist, (xvii) the Borrower and its Subsidiaries may enter into Swap Contracts that (i) are required by Section 5.28 or (ii) are not speculative in nature and are entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business, (xviii) investments consisting of Debt, Liens, sale and leaseback transactions, fundamental changes, Dispositions and Restricted Payments permitted under Section 5.8, 5.9, 5.10 and 5.6, respectively, and (xix) additional investments not to exceed $20,000,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means all of the following Liens:

(a) Liens securing the Credit Obligations;

(b) Liens, other than Liens on Collateral, securing Permitted Debt permitted under clauses (d) and (f) thereof;

(c) Existing Liens described on Schedule 5.9(a) provided that no such Lien is spread to cover any additional property or Debt and the direct or any contingent obligor thereof is not changed;

(d) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money, the obtaining of advances or credit, or payment of legal judgments and which do not materially detract from the value of such Person’s assets or materially interfere with such Person’s business, including such (i) Liens for taxes, assessments, or other governmental charges or levies; (ii) Liens in connection with worker’s compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens on property other than property subject to a Mortgage in the form of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens arising by operation of law in the ordinary course of business; or (v) Liens on property subject to a Mortgage in the form of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like Liens arising by operation of law in the ordinary course of business, in each case, for obligations that are not overdue by more than 30 days or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP which do not materially impair the use of such property in the operation of the business of such Person or materially impair the value of such property;

(e) Landlords’ Liens listed on Schedule 5.9(b) or to which the Administrative Agents consent in writing;

(f) Liens on equipment of such Person, arising in the ordinary course of business, granted by such Person to secure a third party’s debt in order for such Person to obtain a fuel supply agreement, provided, that no such Lien is spread to cover any additional property or Debt;

(g) Liens on inventory securing purchase money debt permitted under clause (d) or (f) of Permitted Debt, provided that each such Lien secures only the purchase money debt incurred in connection with the acquisition of such inventory and each such Lien encumbers only the inventory purchased in connection with the incurrence of such purchase money debt;

(h) Liens securing Debt permitted by (h) of Permitted Debt; provided, that such Liens existed prior to the relevant Person becoming a Subsidiary or the relevant assets being acquired (as the case may be), were not created in anticipation thereof and attach only to the assets being acquired or to specific tangible assets of such Person (and not to assets generally);

(i) Pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens under ERISA), or to secure performance of surety and appeal bonds or performance bonds entered into in the ordinary course of business or tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business;

(j) judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 6.1;

(k) Zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor defects in title, in each case, which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent Guarantor or any of its Subsidiaries;

(l) any interest or title of a lessor or sublessor under any lease entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased and any Liens on such lessor’s or sublessor’s interest or title;

(m) Liens (i) on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, (ii) attaching to commodity trading accounts or other brokerage accounts and securing obligations with respect to such accounts, incurred in the ordinary course of business, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iv) relating to a pooled deposit or sweep accounts of Parent Guarantor or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such person or (v) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(n) Leases, subleases, licenses or sublicenses granted to any other person in the ordinary course of business and (ii) the rights reserved or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Parent Guarantor or any of its Subsidiaries or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business securing payment of amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(p) Liens (i) (A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 5.13 to be applied against the purchase price for such investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 5.10, in each case, solely to the extent such investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) on cash earnest money deposits made by the Parent Guarantor or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Laws) regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course or business not prohibited by this Agreement;

(s) Liens securing Debt permitted under clause (p) of Permitted Debt; provided that such Liens do not at any time encumber any property other than the property financed by such Debt; and

(t) other liens on property (other than property subject to a Mortgage) of the Parent Guarantor, the Borrower or any of their respective Subsidiaries, provided that the fair market value of the property encumbered by Liens described in this clause (t), and the Debt and other obligations secured thereby, does not exceed $10,000,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 5.2.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Public Lender” has the meaning specified in Section 5.2.

“Register” has the meaning specified in Section 8.5(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rental Expense” means, for any period of its determination, all amounts actually paid by the Parent Guarantor and its Subsidiaries during such period under any lease or other instrument (other than a Capital Lease) pursuant to which the Parent Guarantor or any of its Subsidiaries is entitled to use any property or assets (whether real, personal, or mixed) of another Person.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, any transfer of funds pursuant to the Autoborrow Agreement.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Accounting Officer, any Vice President or any other officer of such Person designated by any of the foregoing in writing from time to time. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Entities” means the Borrower, the Guarantors, and each Subsidiary of the Parent Guarantor (other than Susser Company, Ltd.).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Administrative Agent” has the meaning specified in the introductory paragraph hereto, or any successor permitted by this Agreement.

“Revolving Collateral” means all of the “Collateral” and “Property” referred to in the Revolving Security Documents and all of the other property that is or is intended under the terms of the Revolving Security Documents to be subject to Liens in favor of the Revolving Administrative Agent for the benefit of any of the Revolving Secured Parties.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.1(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Closing Date, the aggregate Revolving Credit Commitments equal $90,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.1(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit D-1.

“Revolving Guaranty” means with respect to each Guarantor, the Guaranty dated as of November 13, 2007, made by such Guarantor in favor of the Revolving Administrative Agent for the ratable benefit of the Revolving Secured Parties guaranteeing the Revolving Obligations, together with each other Guaranty or guaranty supplement delivered under Section 5.19, and “Guaranties” means the foregoing collectively.

“Revolving Loan Borrowing Base” means the lesser of (x) the sum of (a) 85% of the value of the Credit Parties’ Eligible Accounts plus (b) 55% of the value of the Credit Parties’ Eligible Inventory (such value determined on the basis of the lower of cost or market of such Eligible Inventory in accordance with GAAP), plus (c) 60% of the fair market value (such fair market value determined by a method consistent with the method utilized to determine the fair market value of the properties included in the Sale-Leaseback, as such value may be adjusted by the Revolving Administrative Agent pursuant to any appraisals delivered under Section 5.19(d)) of the Credit Parties’ Eligible Real Property (provided that the amount included in the Revolving Loan Borrowing Base pursuant to this clause (c) may not exceed, and shall be capped at, an amount comprising 35% of the Revolving Loan Borrowing Base) and (ii), minus (d) such reserves as the Revolving Administrative Agent may establish from time to time in its reasonable credit judgment acting in good faith (including, without limitation, reserves for exposure under Swap Contracts and obligations relating to treasury management products) and (y) (a) 85% of the value of the Credit Parties’ gross accounts plus (b) 60% of the value of the Credit Parties’ gross inventory. Upon receipt of each Borrowing Base Certificate, the Revolving Loan Borrowing Base reflected therein shall be in effect until receipt of the next Borrowing Base Certificate.

“Revolving Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, to the extent relating to the Revolving Credit Loans, Letters of

Credit, other L/C Obligations and Swing Line Loans of Revolving Lenders and Swap Contracts and Cash Management Agreements provided by Revolving Lenders or Affiliates of Revolving Lenders, and including all debts, liabilities, obligations, covenants and duties of any Credit Party to the Revolving Administrative Agent as such.

“Revolving Secured Parties” means, collectively, the Revolving Administrative Agent, the Revolving Lenders, the L/C Issuer, the Hedge Banks that are Affiliates of Revolving Lenders, the Cash Management Banks that are Affiliates of Revolving Lenders, each co-agent or sub-agent appointed by the Revolving Administrative Agent from time to time pursuant to Section 7.5, and the other Persons to whom any Revolving Obligations are owing.

“Revolving Security Documents” means the Security Agreement, the Mortgages executed by the Borrower or any of the Guarantors in favor of the Revolving Administrative for the benefit of the Revolving Secured Parties, and any other documents creating or consenting to Liens in favor of the Revolving Administrative Agent securing the Revolving Obligations.

“Rollover Amount” has the meaning specified in Section 5.7.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale-Leaseback” means the sale of and leaseback by Town & Country Food Stores, Inc. of certain properties of Town & Country Food Stores, Inc. on terms and conditions that are consistent with the purchase agreement dated as of October 26, 2007, between National Retail Properties, LP and Town & Country Food Stores, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

“Secured Parties” means, collectively, the Term Secured Parties and the Revolving Secured Parties.

“Security Agreement” means the Security Agreement dated as of November 13, 2007, made by the Credit Parties in favor of the Revolving Administrative Agent for the ratable benefit of the Revolving Secured Parties.

“Security Documents” means, collectively, the Term Security Documents and the Revolving Security Documents.

“Senior Notes” means the $150,000,000 aggregate principal amount of the Borrower’s and 10 5/8% senior unsecured notes due 2013 issued pursuant to the Existing Senior Notes Indenture.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stripes Holdings” means Stripes Holdings LLC, a Delaware limited liability company.

“Subordinated Intercompany Debt” means Debt of any Credit Party owing to any other Credit Party that is subordinated in right of payment and otherwise to the Loans and the other Credit Obligations in a manner satisfactory to the Administrative Agents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap

Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.4.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.4(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the Debt of such Person (without regard to accounting treatment).

“Target Material Adverse Effect” means any change, occurrence or development since October 31, 2006 that either individually or in the aggregate, could reasonably be expected to (1) have a material adverse effect on business, operations, assets, liabilities (actual or contingent), results of operations, condition (financial or otherwise) or prospects of TCFS and its Subsidiaries, taken as a whole, (2) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under any Credit Document to which it is a party or (3) adversely affect the rights and remedies of the Administrative Agents or the Lenders under any Credit Document or purports to adversely affect the Term Facility or the Revolving Facility or any other aspect of the Transaction.

“Tax Distributions” means, with respect to any Person, distributions in respect of income tax liabilities of members of such Person (for this purpose viewing members of such Person as any other Person(s) directly owning equity interests in such Person and any other Person(s) indirectly owning such interests through disregarded entities or partnerships for tax purposes) in an aggregate amount not to exceed the product of the taxable income, calculated in accordance with applicable law of such Person, and any of its Subsidiaries that are disregarded entities or partnerships for tax purposes, multiplied by the highest combined federal, state and local income tax rate applicable to individuals, or corporations if higher.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCEQ” means the Texas Commission on Environmental Quality, formerly known as the Texas Natural Resource Conservation Commission.

“TCFS” means TCFS Holdings, Inc., a Texas corporation.

“TCFS Acquisition” means the acquisition by a Subsidiary of the Borrower of the equity interests of TCFS and its Subsidiaries pursuant to the Acquisition Agreement.

“Term Administrative Agent” has the meaning specified in the introductory paragraph hereto, or any successor permitted by this Agreement.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1(a).

“Term Collateral” means all of the “Collateral” and “Property” referred to in the Term Security Documents and all of the other property that is or is intended under the terms of the Term Security Documents to be subject to Liens in favor of the Term Administrative Agent for the benefit of any of the Term Secured Parties.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.1 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. On the Closing Date, the aggregate Term Commitments equal $105,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Guaranty” means, with respect to each Guarantor, the Guaranty dated as of November 13, 2007, made by such Guarantor in favor of the Term Administrative Agent for the ratable benefit of the Term Secured Parties guaranteeing the Term Obligations, together with each other Guaranty or guaranty supplement delivered under Section 5.19, and “Guaranties” means the foregoing collectively.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit D-2.

“Term Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, in each case, to the extent relating to the Term Loans of Term Lenders and Swap Contracts and Cash Management Agreements provided by Term Lenders or Affiliates of Term Lenders that are not also Revolving Lenders, and including all debts, liabilities, obligations, covenants and duties of any Credit Party to the Term Administrative Agent as such.

“Term Secured Parties” means collectively, the Term Administrative Agent, the Term Lenders, the Hedge Banks that are Affiliates of Term Lenders (that are not also Revolving Lenders), the Cash Management Banks that are Affiliates of Term Lenders (that are not also Revolving Lenders), each co-agent or sub-agent appointed by the Term Administrative Agent from time to time pursuant to Section 7.5, and the other Persons to whom any Term Obligations are owing.

“Term Security Documents” means the Mortgages executed by the Borrower or any of the Guarantors in favor of the Term Administrative for the benefit of the Term Secured Parties, and any other documents creating or consenting to Liens in favor of the Term Administrative Agent securing the Term Obligations.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, such Letters of Credit have been Cash Collateralized in accordance with Section 2.3(g)), and the Loans and L/C Obligations, together with all interest, fees and other Obligations (other than contingent indemnification obligations and any obligations under any Swap Contracts or Cash Management Agreements which are not then due and payable), have been paid in full in cash.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, the TCFS Acquisition, the entering into and funding of the revolving credit facility and the term facility created in Section 2.1, the issuance and sale of the Senior Notes or the entering into and funding of the Bridge Loans, as applicable, the entering into and funding of the Sale-Leaseback, the refinancing of the Existing Credit Agreement and certain other outstanding Debt, and all related transactions.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Voting Securities” means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

“Wellspring” means Wellspring Capital Partners III, LP and its Affiliates.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv)

all references in a Credit Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations pursuant to Section 5.5) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agents and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agents a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Rounding. Any financial ratios required to be maintained by the Parent Guarantor and the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.7 Payment and Performance Obligations. If any payment or performance obligation of the Borrower shall come due or otherwise be required on a day that is not a Business Day, payment or performance shall be made on the next following Business Day, and such extension of time shall be reflected in respect of computing interest or fees, as the case may be.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS; TAXES, YIELD PROTECTION, AND ILLEGALITY

2.1 The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing and, in the case of any Revolving Credit Borrowing which the Borrower certifies is to be applied to the prepayment or repayment of Swing Line Loans and is so applied, the use of the proceeds thereof, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Loan Borrowing Base and (B) the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(b), prepay under Section 2.5, and reborrow under this Section 2.1(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the aggregate principal amount of the Initial Revolving Loan Borrowing shall not exceed $15,000,000 (exclusive of any Existing Letters of Credit, Letters of Credit issued in the ordinary course of business or pursuant to the Transaction) plus additional amounts borrowed on such date in order to fund working capital in the ordinary course of business.

2.2 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Term Administrative Agent, in the case of a borrowing or conversion of Term Loans, or the Revolving Administrative Agent, in the case of a borrowing or conversion of Revolving Credit Loans, which may be given by telephone. Each such notice must be received by the applicable Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the applicable Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the applicable Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the applicable Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.3(c) and 2.4(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Term Administrative Agent, in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Term Administrative Agent, in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Term Administrative Agent, in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, in immediately available funds at the applicable Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial Credit Extension, Section 3.1), the applicable Administrative Agent shall make all funds so received available to the Borrower in like funds as received by such Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) such Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders or Required Term Lenders, as applicable.

(d) The Term Administrative Agent in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Term Administrative Agent in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 5 Interest Periods in effect in respect of the Revolving Credit Facility.

2.3 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend

Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Loan Borrowing Base and (B) the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.3(b)(iii), and except for the Letter(s) of Credit to be issued on the Closing Date with respect to amounts escrowed pursuant to the Acquisition Agreement (which Letter(s) of Credit may have an expiry date up to 24 months and one day after issuance) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the

Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Revolving Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Revolving Administrative Agent in Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Revolving Administrative Agent” as used in Article VII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Revolving Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit

Application must be received by the L/C Issuer and the Revolving Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Revolving Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Revolving Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Revolving Administrative Agent (by telephone or in writing) that the Revolving Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Revolving Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Revolving Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Revolving Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Revolving Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Revolving Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Revolving Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Revolving Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Revolving Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Revolving Administrative Agent for the account of the L/C Issuer at the Revolving Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Revolving Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Revolving Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Revolving Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Revolving Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Revolving Administrative Agent), the Revolving Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Revolving Administrative Agent.

(ii) If any payment received by the Revolving Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 8.2 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Revolving Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Revolving Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under paragraph (f) below.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Revolving Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Revolving Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Revolving Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within three (3) Business Days Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.5 and 6.2 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.3, Section 2.5 and Section 6.2, “Cash Collateralize” means to pledge and deposit with or deliver to the Revolving Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Revolving Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Revolving Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at Bank of America and shall be invested in money market funds of the Revolving Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Revolving Administrative Agent, but the Revolving Administrative Agent shall have no other obligation to make any other investment of the funds therein. If at any time the Revolving Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Revolving Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Revolving Administrative Agent, pay to the Revolving Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Revolving Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds the aggregate Outstanding Amount of all L/C Obligations and so long as no Default under Section 6.1(a) or (h) or Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Revolving Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 1.75% per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists under Section 6.1(a) or (h), all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. In the event that any Issuer Document includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or the other Credit Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained in this Agreement shall be incorporated by reference into such Issuer Document, or to the extent more restrictive, shall be deemed for purposes of such Issuer Document to be the same as the analogous provisions in this Agreement.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.4 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein and in the AutoBorrow Agreement, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, to make loans (each such loan, a “Swing Line Loan”) to the Borrower pursuant to the AutoBorrow Agreement during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan and, in the case of any Swing Line Borrowing which the Borrower certifies is to be applied to the prepayment or repayment of Revolving Credit Loans and is so applied, the use of proceeds thereof, (i) the Total Revolving Credit Outstandings shall not exceed the lesser of (A) the Revolving Loan Borrowing Base and (B) the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay, and reborrow Swing Line Loans in each case, pursuant to the AutoBorrow Agreement. No Lender shall have any rights under the AutoBorrow Agreement (but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided below). Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing, and each prepayment thereof, shall be made as provided in the AutoBorrow Agreement.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 3.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Revolving Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Revolving Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Revolving Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Revolving Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Revolving Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Revolving Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Revolving Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Revolving Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving

Credit Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 3.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 8.2 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Revolving Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Revolving Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal, interest and fees in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Termination of the Swing Line Loan Facility. The Swing Line Lender may terminate and/or suspend the Swing Line Loan facility in accordance with the AutoBorrow Agreement. Upon any such termination, the Swing Line Sublimit shall automatically reduce to zero.

2.5 Prepayments. (a) Optional. Subject to the last sentence of this Section 2.5(a), the Borrower may, upon notice to the Term Administrative Agent, in the case of a prepayment of Term Loans, and the Revolving Administrative Agent, in the case of a prepayment of Revolving Credit Loans at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Term Administrative Agent, in the case of a prepayment of Term Loans, and the Revolving Administrative Agent, in the case of a prepayment of Revolving Credit Loans will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, subject to payment of any amounts required pursuant to Section 2.18, the Borrower may rescind or postpone any notice of prepayment under this Section 2.5(a) if such prepayment would have resulted from a refinancing of the Loans, which refinancing shall not have been consummated or shall have otherwise been delayed. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.18. Each prepayment of the outstanding Term Loans pursuant to this Section 2.5(a) shall be applied (x) ratably to the Term Facility and (y)(1) in the case of the Maximum Increase Amount, to the principal repayment installment due on the Maturity Date for the Term Facility, and (2) in all other cases, to the principal repayment installments thereof as directed by the Borrower, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Facility pursuant to this Section 2.5(a) during the period from the Closing Date through the date ten Business Days thereafter.

(b) Mandatory. (i) Within five Business Days after financial statements and the related Compliance Certificate have been delivered pursuant to Section 5.2(a), commencing with the delivery of such items for the fiscal year of the Parent Guarantor ending on or about December 31, 2008, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) the Applicable Excess Cash Flow Percentage of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.5(a)(i) and Section 2.5(b)(iii), (iv), and (v) (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(ii) If the Parent Guarantor or any of its Subsidiaries Disposes of any property (other than any Disposition of any property (A) permitted by clause (i), (iii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), or (xv) of the definition of “Permitted Disposition”) or (B) made in connection with the Sale-Leaseback) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds, subject, however, to the limitations provided herein below, immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.5(b)(ii), at the election of the Borrower (as notified by the Borrower to the Term Administrative Agent, in the case of any

Disposition of Term Collateral, and to the Revolving Administrative Agent, in the case of any Disposition of Revolving Collateral, promptly following the date of such Disposition), and so long as no Default under Section 6.1(a) or Section 6.1(h) or Event of Default shall have occurred and be continuing, the Parent Guarantor or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets used or useful in the business of the Parent Guarantor and its Subsidiaries so long as (x) within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the applicable Administrative Agent), (y) all such proceeds of Term Collateral are reinvested in real property that will constitute Term Collateral and the applicable Person takes all actions required by Section 5.19 with respect thereto and (z) all such proceeds of Revolving Collateral (other than Revolving Collateral that is also Term Collateral, which shall be subject to clause (y) above and the terms of the Intercreditor Agreement) are reinvested in operating assets used or useful in the business of the Parent Guarantor and its Subsidiaries; and provided further, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.5(b)(ii), and provided, further, that in the case of any Disposition of any real property that is Collateral, the amount of Net Cash Proceeds thereof subject to application pursuant to this Section 2.5(b)(ii) shall be limited as follows: (A) in the case of any Disposition of any Eligible Real Property, the amount of the Revolving Loan Borrowing Base attributable to such Eligible Real Property and (B) in the case of any Disposition of any real property that is Term Collateral, an amount equal to the product of (w) the value of such real property as set forth in the appraisals delivered pursuant to Section 3.1(n), times (x) the loan to value percentage of the real estate securing the Term Facility as determined as of the Closing Date by the Term Administrative Agent based on such appraisals, times, (y) a fraction, the numerator of which is the then outstanding principal amount of the Term Facility and the denominator of which is the original principal amount of the Term Facility times (z) 115%.

(iii) Upon the sale or issuance by the Parent Guarantor of any of its Equity Interests, or other equity contribution to the Parent Guarantor, if, as of the date of such sale or issuance the pro forma Consolidated Senior Secured Leverage Ratio of the Parent Guarantor is equal to or greater than 1.50 to 1.00, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent Guarantor (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(iv) Upon the incurrence or issuance by the Parent Guarantor or any of its Subsidiaries of any Debt (other than Debt permitted under clauses (a)-(c) and (e)-(k) of the definition of “Permitted Debt”), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent Guarantor or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Parent Guarantor or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.5(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Parent Guarantor or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Term Administrative Agent, in the case of any such proceeds or payments with respect to Term Collateral, and to the Revolving Administrative Agent, in the case of any such proceeds or payments with respect to Revolving Collateral, on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default under Section 6.1(a) or Section 6.1(h) or Event of Default shall have occurred and be continuing, the Parent Guarantor or such Subsidiary may apply within 365 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received so long as (y) all such proceeds of Term Collateral that are applied to acquire replacement assets are reinvested in real property that will constitute Term Collateral and the applicable Person takes all actions required by Section 5.19 with respect thereto and (z) all such proceeds of Revolving Collateral (other than Revolving Collateral that is also Term Collateral, which shall be subject to clause (y) above and the terms of the Intercreditor Agreement) that are applied to acquire replacement assets are reinvested in applicable assets that will constitute Revolving Collateral and the applicable Person takes all actions required by Section 5.19 with respect thereto; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.5(b)(v).

(vi) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.5(b)(i), (iii) or (iv) shall be applied, first, ratably to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.5(b). Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.5(b)(ii) or (v) shall be applied as follows: (y) proceeds of Dispositions of, or Extraordinary Receipts with respect to, Term Collateral shall be applied, first, ratably to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.5(b) and (z) proceeds of Dispositions of, or Extraordinary Receipts with respect to, Revolving Collateral shall be applied, first, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.5(b) and second, ratably to the Term Facility and to the principal repayment installments thereof on a pro-rata basis.

(vii) Notwithstanding any of the other provisions of clause (ii), (iii), (iv) or (v) of this Section 2.5(b), so long as no Default under Section 6.1(a) or Section 6.1(h), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii), (iv) or (v) of this Section 2.5(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii), (iv) or (v) of this Section 2.5(b) to be applied to prepay Loans exceeds $5,000,000 (after giving effect to any reinvestment of Net Cash Proceeds in accordance with this Section 2.5(b)). During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article III, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.5(b). Upon the occurrence of a Default under Section 6.1(a) or Section 6.1(h), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.5(b) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied or reinvested.

(viii) If for any reason the Total Revolving Credit Outstandings at any time exceed the lesser of (A) the Revolving Loan Borrowing Base and (B) the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ix) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.5(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (ii) or (v) of this Section 2.5(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Credit Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(c) Anything contained in Section 2.5(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term is defined in the Existing Senior Notes Indenture) by any Credit Party or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as defined in the Existing Senior Notes Indenture) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to make an “Asset Sale Offer” (as defined in the Existing Senior Notes Indenture) in connection with such “Asset Sale”, and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 10 days before the applicable Commitment Date or Application Date, as the case may be, then the Borrower shall immediately pay or cause to be paid to the applicable Administrative Agent an amount equal to such “Net Proceeds” to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations in the manner set forth in Section 2.5(b) in such amounts as shall excuse the Borrower from making any such “Asset Sale Offer”.

2.6 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Revolving Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Revolving Administrative Agent not later than 11:00 a.m. five Business Days (or such shorter period of time as the Revolving Administrative Agent may agree in its sole discretion) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the lesser of (1) the Revolving Loan Borrowing Base and (2) the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory. (i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.6, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Revolving Administrative Agent will promptly notify the Revolving Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.6. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.7 Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5):

Date	Amount
March 31, 2008	$1,312,500
June 30, 2008	$1,312,500
September 30, 2008	$1,312,500
December 31, 2008	$1,312,500
March 31, 2009	$1,968,750
June 30, 2009	$1,968,750
September 30, 2009	$1,968,750
December 31, 2009	$1,968,750
March 31, 2010	$2,625,000
June 30, 2010	$2,625,000
September 30, 2010	$2,625,000
December 31, 2010	$2,625,000
March 31, 2011	$2,625,000
June 30, 2011	$2,625,000
September 30, 2011	$2,625,000
December 31, 2011	$2,625,000
March 31, 2012	$2,625,000
June 30, 2012	$2,625,000
September 30, 2012	$2,625,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand therefor by the Swing Line Lender and (ii) the Maturity Date for the Revolving Credit Facility.

2.8 Interest. (a) Subject to the provisions of Section 2.8(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists under Section 6.1(h) or 6.1(i), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9 Fees. In addition to certain fees described in Sections 2.3(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Revolving Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agents for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower and the Administrative Agents agree that the Administrative Agency Fee set forth in the Fee Letter shall be payable 70% to the Revolving Administrative Agent and 30% to the Term Administrative Agent. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by an Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Term Administrative Agent, in the case of Term Loans, and the Revolving Administrative Agent, in the case of Revolving Credit Extensions, in the ordinary course of business. The accounts or records maintained by the applicable Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of such Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the applicable Administrative Agent, the Borrower shall execute and deliver to such Lender (through such Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Revolving Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Revolving Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Revolving Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Term Administrative Agent, in the case of Term Obligations, and the Revolving Administrative Agent, in the case of Revolving Obligations, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Term Administrative Agent, in the case of Term Obligations, and the Revolving Administrative Agent, in the case of Revolving Obligations will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility

(or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by an Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)(i) Funding by Lenders; Presumption by Administrative Agents. Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to such Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to such Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to such Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to such Administrative Agent for the same or an overlapping period, such Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to such Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to such Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agents. Unless the applicable Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to such Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, such Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to such Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of an Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by such Administrative Agent because the conditions to the applicable Credit Extension set forth in Article III are not satisfied or waived in accordance with the terms hereof, such Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 8.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.1(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.1(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Term Administrative Agent, in the case of Term Obligations, or the Revolving Administrative Agent, in the case of Revolving Obligations, to pay fully all amounts of principal, L/C Borrowings (in the case of Revolving Obligations), interest and fees then due hereunder with respect to the applicable Facility, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder with respect to the applicable Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties under such facility, and (ii) second, toward payment of principal and (in the case of Revolving Obligations) L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and (in the case of Revolving Obligations) L/C Borrowings then due to such parties under such facility.

2.13 Sharing of Payments by Lenders. (a) If any Term Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Term Obligations due and payable to such Term Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such Term Obligations due and payable to such Term Lender at such time to (B) the aggregate amount of the Term Obligations due and payable to all Term Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Term Obligations due and payable to all Term Lenders hereunder and under the other Credit Documents at such time obtained by all the Term Lenders at such time or (ii) Term Obligations owing (but not due and payable) to such Term Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such Term Obligations owing (but not due and payable) to such Term Lender at such time to (B) the aggregate amount of the Term Obligations owing (but not due and payable) to all Term Lenders hereunder and under the other Credit Parties at such time) of payment on account of the Term Obligations owing (but not due and payable) to all Term Lenders hereunder and under the other Credit Documents at such time obtained by all of the Term Lenders at such time then the Term Lender receiving such greater proportion shall (i) notify the Term Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Term Loans of the other Term Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of Term Obligations then due and payable to the Term Lenders or owing (but not due and payable) to the Term Lenders, as the case may be, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Term Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(b) If any Revolving Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Revolving Obligations due and payable to such Revolving Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such Revolving Obligations due and payable to such Revolving Lender at such time to (B) the aggregate amount of the Revolving Obligations due and payable to all Revolving Lenders hereunder and under the other Credit Documents at such time) of payments on account of the Revolving Obligations in respect of the Facilities due and payable to all Revolving Lenders hereunder and under the other Credit Documents at such time obtained by all the Revolving Lenders at such time or (ii) Revolving Obligations owing (but not due and payable) to such Revolving Lender hereunder and under the other Credit Documents at such time in excess of its ratable share (according to the proportion of (A) the amount of such Revolving Obligations owing (but not due and payable) to such Revolving Lender at such time to (B) the aggregate amount of the Revolving Obligations owing (but not due and payable) to all Revolving Lenders hereunder and under the other Credit Parties at such time) of payment on account of the Revolving Obligations owing (but not due and payable) to all Revolving Lenders hereunder and under the other Credit Documents at such time obtained by all of the Revolving Lenders at such time then the Revolving Lender receiving such greater proportion shall (i) notify the Revolving Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Revolving Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of Revolving Obligations then due and payable to the Revolving Lenders or owing (but not due and payable) to the Revolving Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(c) Each of the Borrower and the Parent Guarantor consents to the foregoing clauses (a) and (b) and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against it rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Parent Guarantor in the amount of such participation.

2.14 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the applicable Administrative Agent), or by an Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or such Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Administrative Agent as will enable the Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or such Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If either Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or the L/C Issuer if such Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require either Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.15 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the applicable Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies such Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.16 Inability to Determine Rates. If the Required Term Lenders, in the case of Term Loans, or the Required Revolving Lenders, in the case of Revolving Credit Loans, determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the

Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Term Administrative Agent in the case of Term Loans, or the Revolving Administrative Agent, in the case of Revolving Credit Loans, will promptly so notify the Borrower and each Term Lender or Revolving Lender, as applicable. Thereafter, the obligation of the Term Lenders or Revolving Lender, as applicable to make or maintain Eurodollar Rate Loans shall be suspended until the applicable Administrative Agent (upon the instruction of the Required Term Lenders or Required Revolving Lenders, as applicable) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

2.17 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.17(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower, in accordance with subsection (c) of this Section, will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower, in accordance with subsection (c) of this Section, will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the applicable Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

2.18 Compensation for Losses. Within five (5) Business Days following written demand of any Lender (with a copy to the applicable Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 8.15;

including any loss of anticipated profits (other than loss of margin) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.18, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

2.19 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender gives a notice pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.17, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, the Borrower may replace such Lender in accordance with Section 8.15.

2.20 Survival. All of the Borrower’s obligations under Section 2.14 – 2.20 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

2.21 Increase in Term Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Term Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may from time to time prior to November 13, 2009, request an increase in the Term Loans by an amount (for all such requests) not exceeding the Maximum Increase

Amount; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of two such requests. At the time of sending such notice, the Borrower (in consultation with the Term Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b) Lender Elections to Increase. Each Term Lender shall notify the Term Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

(c) Notification by Term Administrative Agent; Additional Term Lenders. The Term Administrative Agent shall notify the Borrower and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Term Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance satisfactory to the Term Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Term Loans are increased in accordance with this Section, the Term Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase. The Term Administrative Agent shall promptly notify the Borrower and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date. Any amendment implementing an increase under this Section 2.21 may be signed by the Term Administrative Agent on behalf of the Lenders and the Revolving Administrative Agent.

(e) Conditions to Effectiveness of Increase. As conditions precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) a certificate of the Borrower dated as of the Term Increase Effective Date signed by a Responsible Officer of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in subsections (a) and (b) of Section 4.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and (B) no Default exists and (ii) modification/downdate endorsements to the title insurance policies applicable to the Term Mortgages in form and substance reasonably satisfactory to the Term Administrative Agent. The additional Term Loans shall be made by the Term Lenders participating therein (including any Eligible Assignees that become Term Lenders as provided in Section 2.21(c) above) pursuant to the procedures set forth in Section 2.2.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 8.3 to the contrary.

ARTICLE III

CONDITIONS PRECEDENT.

3.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agents’ receipt of the following, each of which shall be originals, electronic copies, or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to each Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to each Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) executed counterparts of the Autoborrow Agreement;

(iv) executed counterparts of each Guaranty;

(v) executed counterparts of the Security Documents, together with:

(A) certificates representing the equity interests pledged pursuant to the Security Documents, accompanied by undated stock powers executed in blank,

(B) proper financing statements with respect to each Credit Party, duly prepared for filing under the Uniform Commercial Code of the jurisdiction of organization of such Credit Party,

(C) completed lien searches, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Credit Party or any Subsidiary of any Credit Party as debtor, together with copies of such other financing statements,

(D) evidence that all other action that the Administrative Agents may reasonably deem necessary in order to perfect the Liens created under the Security Documents has been completed (other than the filings referred to in clause (B) above) (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements, if applicable);

(E) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the applicable Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of such Administrative Agent for the benefit of the Term Secured Parties or Revolving Secured Parties, as applicable, and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(F) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or comparable policies reasonably acceptable to the applicable Administrative Agent with respect to properties located in Texas) with endorsements and in amounts reasonably acceptable to the applicable Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to such Administrative Agent, insuring the Mortgages (other than the Mortgages securing the Revolving Obligations which are subordinated to the Liens of the Term Secured Parties) to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, except for Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Credit Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the applicable Administrative Agent may deem reasonably necessary; and

(G) estoppel and consent agreements executed by each of the lessors of the leased real properties subject to a Mortgage, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the applicable Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent;

(vi) an incumbency certificate executed by the Responsible Officer(s) of each Credit Party evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Credit Party is a party;

(vii) copies, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Credit Party, of all resolutions and other appropriate authorizing actions taken by or on behalf of each Credit Party authorizing and approving the execution, delivery and performance of all Credit Documents to which such Credit Party is a party, which resolutions or authorizing actions have not been revoked, modified, amended or rescinded and are in full force and effect as of the Closing Date;

(viii) such organizational documents, certified by the Secretary or Assistant Secretary (or other appropriate Responsible Officer) of the applicable Credit Party, and/or certificates of good standing, qualification, or similar certificates or instruments as the Administrative Agents may reasonably require;

(ix) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 3.2(a) and (b) have been satisfied, as of the date of such initial Credit Extension;

(b) The obligations under the Existing Credit Agreement shall have been retired and arrangements reasonably satisfactory to the Administrative Agents shall have been made for the release, amendment, or assignment, as appropriate, of all liens securing the obligations thereunder and the termination of all related credit documents;

(c) There shall have occurred no change, occurrence, or development since December 31, 2006, that could reasonably be expected to have a Buyer Material Adverse Effect or a Target Material Adverse Effect;

(d) The TCFS Acquisition shall have been (or shall concurrently be) consummated in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended in any manner materially adverse to the interest of the Lenders or any condition therein waived in a manner materially adverse to the interests of the Lenders, in either case without the prior written consent of the Agents not to be unreasonably withheld or delayed;

(e) The Lenders shall have received certification as to the Solvency of the Parent Guarantor and its Subsidiaries, and of TCFS and its Subsidiaries, in each case, on a consolidated basis and after giving effect to the Transaction, including the incurrence of Debt related thereto, from the chief financial officer (in such capacity) of each of the Parent Guarantor and TCFS, respectively, on behalf of such entities;

(f) The Lenders under each Facility shall have received (i) reasonably satisfactory opinions of counsel to the Parent Guarantor and its Subsidiaries, including opinions of appropriate local counsel and (ii) reasonably satisfactory evidence that (A) 100% of the capital stock and other equity or economic interests in TCFS shall be owned, directly or indirectly, by the Parent Guarantor and (B) in the case of the Revolving Credit Lenders, that the Revolving Administrative Agent (on behalf of the Revolving Credit Lenders) shall have a valid and perfected first priority (subject to Permitted Liens) lien and security interest in such capital stock;

(g) The Administrative Agents shall have received (i) reasonably satisfactory evidence of the Borrower’s receipt of not less than $50,000,000 of gross cash proceeds from the Sale-Leaseback and (ii) reasonably satisfactory evidence of the Borrower’s receipt of not less than $150,000,000 of gross cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower and Susser Finance Corporation of the Senior Notes, as applicable;

(h) The Administrative Agents shall have received a duly completed Borrowing Base Certificate demonstrating that, after giving effect to the Transaction and the Initial Revolving Loan Borrowing, at least $75,000,000 of borrowing availability (minus the amount of the Existing Letters of Credit and any other outstanding Letters of Credit, including those issued in connection with the Transaction or in the ordinary course of business of the Restricted Entities and minus the amount of any ordinary course borrowings outstanding at the Closing Date for working capital purposes) remains under the revolving credit facility created in Section 2.1;

(i) The Administrative Agents and the Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Parent Guarantor and its Subsidiaries, and the Administrative Agents shall have received endorsements naming each Administrative Agent as an additional insured or loss payee, as the case may be under all casualty and liability insurance policies as required by Section 5.12;

(j) The Agents and the Lenders shall have received: (A) audited consolidated financial statements of each of the Parent Guarantor and its Subsidiaries (or, for any year during which the Parent Guarantor was not in existence for the entirety of such year, of Stripes Holdings LLC and its Subsidiaries) and TCFS and its Subsidiaries for the three fiscal years ended 2004, 2005 and 2006, (B) unaudited consolidated financial statements of (i) the Parent Guarantor and its Subsidiaries for any interim quarterly periods that have ended at least 45 days prior to the date of this Agreement and (ii) TCFS and its Subsidiaries for the quarter ended on or about August 4, 2007, and the period from on or about November 5, 2006, through the quarter ended on or about August 4, 2007, and (C) pro forma financial statements as to the Parent Guarantor and its Subsidiaries giving effect to the Transaction for the fiscal year ended on or about December 31, 2006 and the period commencing with the end of such fiscal year and ending with the fiscal quarter ended on or about July 1, 2007, which in each case, (x) shall be satisfactory in form and substance to the Agents, (y) shall not be materially inconsistent with the financial information previously provided by or on behalf of the Borrower to the Agents, if any, and (z) in the case of items (A), (B) and (C) above, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1 (other than, with respect to TCFS and its Subsidiaries, financial statements for the fiscal year ended on or about October 31, 2007, in the event that the offering memorandum for the Senior Notes is dated more than 45 days after the end of such fiscal year but less than 90 days after the end of such fiscal year);

(k) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transaction and expiration of all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1975) without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Restricted Entities (including TCFS and its Subsidiaries) or the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable that in the judgment of the Agents could have such effect;

(l) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any of the Restricted Entities (including TCFS and its Subsidiaries), threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(m) The Agents shall have received an environmental assessment report, in form and substance reasonably satisfactory to the Agents, from an environmental consulting firm reasonably acceptable to the Agents, which report shall identify existing and potential environmental concerns, and, to the extent possible, shall quantify related costs and liabilities, associated with any properties of any of the Restricted Entities (including TCFS and its Subsidiaries), and the Agents shall be reasonably satisfied with the nature and amount of any such matters and with the Restricted Entities’ (including TCFS and its Subsidiaries) plans with respect thereto;

(n) The Agents shall have received, in form and substance reasonably satisfactory to them, all third party asset appraisals with respect to the real estate of TCFS, and such other reports, audits or certifications and is they may reasonably request;

(o) Any fees required to be paid by or on behalf of the Borrower on or before the Closing Date shall have been paid or arrangements satisfactory to the Administrative Agents shall have been made to pay such fees out of a portion of the proceeds of the initial Credit Extensions; and

(p) The Agents shall have received the documents and other items listed on Exhibit F, together with any other documents and items reasonably requested by the Agents to document the agreements and intent of the Credit Documents, each in form and with substance reasonably satisfactory to the Agents.

Without limiting the generality of the provisions of the last paragraph of Section 7.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Term Administrative Agent or Revolving Administrative Agent, as applicable, shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2 Conditions Precedent to Each Credit Extension. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) shall be subject to the conditions precedent that:

(a) Representations and Warranties. As of the date of the making of any Credit Extension hereunder (including the initial Credit Extension on the Closing Date), the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the Borrower’s request for the making of any Credit

Extension hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 3.2, the representations and warranties contained in Sections 4.7(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.2(a) and (b), respectively;

(b) Default. As of the date of the making of any Credit Extension hereunder, there shall exist no Default or Event of Default, and the making of the Credit Extension would not cause a Default or Event of Default; and

(c) Borrowing Base. As of the date of the making of any Credit Extension (including any issuance or amendment of any Letter of Credit or the making of any Swing Line Loan) such Credit Extension would not cause the Total Revolving Credit Outstandings to exceed the lesser of (i) the Revolving Loan Borrowing Base and (ii) the Revolving Credit Facility.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES.

The Borrower and the Parent Guarantor each represents and warrants to the Term Administrative Agent, the Revolving Administrative Agent and each Lender, and with each request for any Credit Extension hereunder, again represents and warrants to the Term Administrative Agent, the Revolving Administrative Agent and each Lender, as follows:

4.1 Organization. Each Restricted Entity (a) is duly organized or formed, validly existing, and in good standing under the laws of such Person’s respective jurisdiction of organization, except, in the case of any failure of any Restricted Entity (other than the Borrower) to be in good standing, to the extent that such failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which such Restricted Entity is a party, and (c) is duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations except to the extent that any failure to hold such power and authority and have such licenses, authorizations, consents and approvals, in accordance with clause (b)(i) or to be so licensed, qualified, or in good standing in accordance with this clause (c) could not reasonably be expected to cause a Material Adverse Effect.

4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary partnership, limited liability company or corporate action of each Credit Party, and (c) are within each Credit Party’s partnership, limited liability company or corporate powers.

4.3 Enforceability. Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document’s terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

4.4 Absence of Conflicts and Approvals. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar material agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, except where such violation could not reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities (actual or contingent), operations, properties, results of operations or condition (financial or otherwise) of such Credit Party or (ii) the ability of such Credit Party to perform its obligations under the Credit Documents, (c) do not require any material authorization, approval, or other action by, or any notice to or filing with, any governmental authority or other third party which has not been obtained, taken or made, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

4.5 Investment Companies. No Restricted Entity or Affiliate thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.6 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 5.9 or Section 5.10(b) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.1(f) will be margin stock.

4.7 Financial Statements.

(a) The Parent Guarantor Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Parent Guarantor Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Parent Guarantor Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet, statements of income and cash flows of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 3.1 or the Parent Guarantor pursuant to Section 5.2(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s or the Parent Guarantor’s, as applicable, reasonable estimate of its future financial condition and performance, it being understood that (i) such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature.

4.8 Condition of Assets. Each Restricted Entity has good and indefeasible title to substantially all of its owned property and valid leasehold rights in all of its leased property. The property of the Credit Parties which constitutes the Collateral subject to the Security Documents is free and clear of all Liens except Permitted Liens. Each Restricted Entity possesses and has properly approved, recorded, and filed, where applicable, all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are useful in the conduct of its business and which the failure to possess could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. The material properties used in the operations of each Restricted Entity are in good repair, working order, and condition, normal wear and tear and casualty and condemnation excepted. The properties of each Restricted Entity have not been adversely affected as a result of any fire, explosion, earthquake, hurricane, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which (after giving effect to any insurance proceeds) could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Parent Guarantor or the Borrower, threatened against any Restricted Entity or its properties or revenues at law, in equity, or in arbitration, or by or before any Governmental Authority, or any arbitrator which (a) could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect (after giving effect to any undisputed insurance proceeds) or (b) purport to adversely affect or pertain to this Agreement or any other Credit Document.

4.10 Subsidiaries. As of the date of this Agreement, the Parent Guarantor and the Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.10 and have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 4.10.

4.11 Laws and Regulations. Each Restricted Entity is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees which are applicable to such Person or the operations and property of such Person except where the failure to comply with the same could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

4.12 Environmental Compliance. Except as disclosed on Schedule 4.12, each Restricted Entity has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all permits required under applicable Environmental Laws (“Environmental Permits”) necessary for the ownership and operation of any such Person’s properties, except, in each case, where the failure to be in compliance with the same or to obtain any such Environmental Permit could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. No Restricted Entity has received notice of or has been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person’s presently or previously owned properties which currently threaten action or suggest liabilities which, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Effect. No Restricted Entity does or has created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person’s properties (nor has any such Person’s properties been used for those purposes); has ever been responsible for the release of any Hazardous Materials into the environment in connection with any such Person’s operations and has not contaminated any properties with Hazardous Materials; and does or has owned any properties contaminated by any Hazardous Materials, in each case, in violation of Environmental Laws or Environmental Permits or giving rise to any Environmental Liability which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. For the purposes of this Section 4.12, there shall be offset against the amount of any losses the amount of reimbursement obligations payable by the TCEQ or other third party reimbursement programs or agreements (including, without limitation, any insurance policies or third party contractual indemnities in connection therewith in determining whether any Material Adverse Effect has occurred or could reasonably be expected to occur).

4.13 ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) The aggregate actuarial present value of accumulated plan benefit liabilities of each Pension Plan (determined utilizing the assumptions specified for funding purposes in the most recent actuarial valuation for each such Pension Plan) did not, as of the end of the most recent plan year, exceed the aggregate fair market value of the assets of such Pension Plan by an amount that is material to the Parent Guarantor and its Subsidiaries, taken as a whole. The aggregate actuarial present value of all accumulated post-retirement benefit obligations of the Parent Guarantor and its ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in the Parent Guarantor’s annual financial statements contained in the Parent Guarantor’s most recent Form 10-K, are reflected on such financial statements in accordance with the Statement of Financial Accounting Standards No. 106.

4.14 Taxes. Each Restricted Entity has filed all United States federal, state, and local income tax returns and all other material domestic and foreign tax returns, in each case, which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by such Person except for tax payments (a) not overdue by more than 30 days or (b) being contested in good faith, for which adequate reserves have been established and reported in accordance with GAAP, and, in the case of both clause (a) and clause (b), which could not reasonably be expected to cause a Material Adverse Effect. The charges, accruals, and reserves on the books of the Restricted Entities in respect of taxes are adequate in accordance with GAAP.

4.15 Solvency. Each of the Parent Guarantor and the Borrower is, together with its respective Subsidiaries on a consolidated basis, Solvent.

4.16 Perfection, Etc. The Security Documents create and grant to the Term Administrative Agent and the Revolving Administrative Agent, as applicable, for the benefit of the Term Secured Parties and the Revolving Secured Parties, respectively, together with (i) the filing of appropriate UCC-1 financing statements with the filing offices required under the Security Documents, (ii) in the case of certificated equity interests, the possession of certificates representing the equity interests pledged pursuant to the Security Documents (together with blank executed stock powers with respect thereto), (iii) in the case of the Mortgages, the filing thereof with the relevant filing offices, (iv) and such other filings and actions required under the Security Documents, a valid, first priority, perfected security interest in the applicable Collateral, subject (other than in the case of investment property) only to Permitted Liens and, as to perfection, subject to the terms and provisions of the Security Documents.

4.17 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to either Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby, other than any projections, other forward-looking information, third-party general industry data and information of a general economic nature, was true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed by such Credit Party to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, it being understood that projections, estimates and pro forma financial information are not to be viewed as facts and that actual results during the period covered by such projections, estimates and pro formas may differ materially from projected results.

4.18 Senior Debt. Neither the Parent Guarantor nor any Subsidiary has designated any Debt (other than the Debt under the Credit Documents) as “Designated Senior Debt” (or any similar term) under any indenture.

ARTICLE V

COVENANTS.

Until the Termination Date, the Parent Guarantor shall, and shall cause each Restricted Entity to, comply with the following covenants:

5.1 Organization. The Parent Guarantor shall, and shall cause each Restricted Entity to, (a) subject to Section 5.10, maintain itself as an entity duly organized or formed, validly existing, and in good standing under the laws of such Person’s respective jurisdiction of organization except where the failure to be in good standing (other than with respect to the Borrower) could not reasonably be expected to cause a Material Adverse Effect, (b) maintain and preserve all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own its assets and carry on its business and (ii) perform its obligations under the Credit Documents to which such Person is a party and (c) be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification except where the failure to maintain and preserve such licenses, authorizations, consents and approvals required by clause (b)(i) or to be so licensed, qualified, or in good standing as required by this clause (c) could not reasonably be expected to cause a Material Adverse Effect.

5.2 Reporting. The Borrower shall furnish to the Term Administrative Agent and the Revolving Administrative Agent all of the following:

(a) Annual Reports. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Parent Guarantor, (i) a copy of the annual audit report for such fiscal year for the Parent Guarantor and its Subsidiaries, including therein the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal year and the consolidated statements of income or operations, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth the consolidated financial position and results of the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified, without any qualification or exception or limit of the scope of the examination of matters relevant to the financial statements, by Ernst & Young LLP or any other nationally or regionally recognized certified public accounting firm reasonably acceptable to the Administrative Agents, (ii) a copy of the internally prepared unaudited fiscal year-end report for such fiscal year for the Parent Guarantor and its Subsidiaries, and (iii) a completed Compliance Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Guarantor;

(b) Quarterly Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter of the Parent Guarantor of each year, (i) a copy of the internally prepared consolidated financial statements of the Parent Guarantor and its Subsidiaries for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such fiscal quarter and the consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Parent Guarantor and its Subsidiaries for such fiscal quarter and fiscal year to date period, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Guarantor as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) a completed Compliance Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent Guarantor;

(c) Monthly Borrowing Base Certificate. As soon as available and in any event not later than 30 days after the end of each fiscal month, a completed Borrowing Base Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(d) Other Monthly Reports. As soon as available and in any event not later than 30 days after the end of each month, (i) an accounts receivable report of the Credit Parties in a form reasonably satisfactory to the Revolving Administrative Agent, (ii) a summary schedule of inventory as of the last Business Day of such month, describing the kind, type, quantity and location of inventory of the Credit Parties and the cost thereof in form reasonably satisfactory to the Revolving Administrative Agent, (iii) a summary schedule of Eligible Real Property describing the size, location and value of all Eligible Real Property of the Credit Parties and such other information as may be reasonably requested by the Revolving Administrative Agent in connection with any Eligible Real Property, and (iv) such other information as may be reasonably requested by either Administrative Agent;

(e) Annual Business Plans and Forecasts. Within (i) 45 days after the end of each fiscal year of the Parent Guarantor, the business plan of the Parent Guarantor and its Subsidiaries for the immediately succeeding calendar year and (ii) within 120 days after the end of each fiscal year of the Parent Guarantor, updated forecasts prepared by the management of the Parent Guarantor as to the Parent Guarantor and its Subsidiaries for the term of both the Term Facility and the Revolving Credit Facility, including balance sheets, income statements and cash flow statements, prepared on an annual basis for such periods, it being understood that such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance;

(f) Reports to Shareholders and other Creditors. Promptly after (i) the same are available, copies of each annual report, proxy or financial statement sent to the equityholders and other creditors of the Borrower or the Parent Guarantor, and (ii) the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Section 5.2;

(g) Defaults. Promptly, but in any event within five Business Days after the discovery thereof by a Responsible Officer of any Restricted Entity, a notice of any facts known to a Responsible Officer of such Restricted Entity which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto (and each Administrative Agent shall, promptly upon receipt of a notice pursuant to this Section 5.2(g), forward a copy of such notice to each Term Lender or Revolving Lender, as applicable);

(h) Litigation. Promptly, but in any event within 10 Business Days after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, affecting the Parent Guarantor or any of its Subsidiaries which could reasonably be expected to result in a judgment in excess of $5,000,000 after the application of any undisputed insurance coverage payable in connection with such claim or cause a Material Adverse Effect;

(i) Material Agreement Default. Promptly, but in any event within 10 Business Days after a Responsible Officer of any Restricted Entity obtains knowledge thereof, notice of any breach by the Parent Guarantor or any of its Subsidiaries of any contract or agreement which breach could reasonably be expected to cause a Material Adverse Effect;

(j) Material Changes. Prompt written notice of any other condition or event, including any ERISA Event or any Environmental Liabilities of which a Responsible Officer of any Restricted Entity has knowledge, which condition or event has resulted in, or could reasonably be expected to cause a Material Adverse Effect;

(k) Pro Forma Compliance. Promptly, but in any event at least 10 Business Days prior to the incurrence of Debt of the type described in clause (d) of the definition of “Permitted Debt” in an original principal amount in excess of $25,000,000, a Compliance Certificate demonstrating the Parent Guarantor’s and its Subsidiaries’ compliance on a pro forma basis with the financial covenants set forth in Section 5.5 after giving effect to such Debt incurrence; and

(l) Other Information. Such other information respecting the business, operations, or property of the Parent Guarantor or any of its Subsidiaries, financial or otherwise, as either Administrative Agent or the Required Lenders under either Facility (such request to be made through the applicable Administrative Agent) may from time to time reasonably request.

The Borrower and the Parent Guarantor hereby acknowledge that (a) the Administrative Agents and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower and the Parent Guarantor hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Borrower and the Parent Guarantor hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower and/or the Parent Guarantor shall be deemed to have authorized the Administrative Agents, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower and/or the Parent Guarantor or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 8.12; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agents and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

5.3 Inspection. The Parent Guarantor shall, and shall cause each Restricted Entity to, permit representatives and independent contractors of the Administrative Agents and, at any time an Event of Default shall have occurred and be continuing, the Lenders, to visit and inspect any of the properties of such Person, to examine all of such Person’s books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as reasonably requested; provided that except during the continuation of an Event of Default, such visits and inspections shall not occur more than once in any calendar year, and provided further that the Borrower is given at least three Business Days’ advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

5.4 Use of Proceeds. The proceeds of the Borrowings shall be used by the Borrower (a) to finance in part the TCFS Acquisition, (b) to pay costs, fees and expenses related to the TCFS Acquisition, (c) to refinance the Existing Credit Agreement and (d) for working capital purposes, capital expenditures, and for other lawful corporate purposes. The Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

5.5 Financial Covenants.

(a) Maximum Consolidated Senior Secured Leverage Ratio. As of the last day of any fiscal quarter of the Parent Guarantor (commencing with the fiscal quarter ending on or about March 31, 2008), the Parent Guarantor shall not permit the Consolidated Senior Secured Leverage Ratio for the four fiscal quarters then most recently ended to be greater than the following amounts for each of the following corresponding periods:

Period	Ratio
From the fiscal quarter ending on or about March 31, 2008, through and including the fiscal quarter ending on or about March 31, 2009	2.00 to 1.00

From the fiscal quarter ending on or about June 30, 2009, through and including the fiscal quarter ending on or about March 31, 2010	1.75 to 1.00

Thereafter	1.50 to 1.00

For the fiscal quarters ending on or about March 31, 2007, June 30, 2007 and September 30, 2007 only, solely for purposes of calculating the Consolidated Senior Secured Leverage Ratio, the Consolidated EBITDA of the Parent Guarantor for the applicable periods shall be determined as follows: (a) the Consolidated EBITDA of the Parent Guarantor for the fiscal quarter ended on or about March 31, 2007 shall be $16,784,000; (b) the Consolidated EBITDA of the Parent Guarantor for the fiscal quarter ended on or about June 30, 2007 shall be $27,096,000; and (c) the Consolidated EBITDA of the Parent Guarantor for the fiscal quarter ended on or about September 30, 2007 shall be $31,443,000. In addition, and without duplication, the Consolidated EBITDA for the applicable period shall be adjusted to reflect the effects of Acquisitions and Dispositions consummated during such period as provided below.

For purposes of this Section 5.5(a) and Section 5.5(b) below, Consolidated EBITDA and Consolidated EBITDAR shall be calculated on a pro forma basis (as certified by the Parent Guarantor to the Administrative Agents) assuming that (without duplication) all Acquisitions, mergers and consolidations made (including the TCFS Acquisition) and (without duplication) all Dispositions completed and any Debt incurred or repaid in connection therewith, during the four consecutive fiscal quarters then most recently ended have been made or incurred or repaid on the first day of such period, in each case, determined in a manner that meets the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder, with such other adjustments as may be approved by the Administrative Agents in their reasonable discretion. With respect to any (1) Acquisition or (2) sale-leaseback transaction (or series of related transactions) involving aggregate consideration in excess of $15,000,000, the Parent Guarantor shall deliver to the Administrative Agents (promptly, but in any event at least 10 Business Days (or such shorter period as the Administrative Agents may agree to in their sole discretion) prior to the closing of such Acquisition or sale-leaseback transaction), (i) in the case of an Acquisition, the financial reports of the acquired Person or assets, which reports must be (A) audited or reviewed financial reports prepared by an independent certified public accounting firm, or (B) otherwise approved by the Administrative Agents in their reasonable discretion and (ii) in either case, a Compliance Certificate demonstrating the following:

(A) the computation of the financial covenants in Sections 5.5(a) and (b) of this Agreement without any adjustments for such Acquisition or sale-leaseback transaction;

(B) a schedule of any adjustments to the financial covenants as so computed that are requested by the Parent Guarantor to reflect the financial results of such Acquisition or sale-leaseback transaction, prepared in a manner that meets the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder, with such other adjustments as may be approved by the Administrative Agents in their reasonable discretion and otherwise in a form reasonably acceptable to the Administrative Agents; and

(C) the computation of the financial covenants in Sections 5.5(a) and (b) of this Agreement on a pro forma basis and based upon the foregoing adjustments, in a form reasonably acceptable to the Administrative Agents and demonstrating pro forma compliance with such financial covenants.

(b) Minimum Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter of the Parent Guarantor (commencing with the fiscal quarter ending on or about March 31, 2008), the Parent Guarantor shall not permit the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters then most recently ended to be less than the following amounts for each of the following corresponding periods:

Period	Ratio
From the fiscal quarter ending on or about March 31, 2008, through and including the fiscal quarter ending on or about March 31, 2009	1.10 to 1.00

From the fiscal quarter ending on or about June 30, 2009, through and including the fiscal quarter ending on or about December 31, 2010	1.15 to 1.00

Thereafter	1.25 to 1.00

For the fiscal quarters ending on or about March 31, 2007, June 30, 2007 and September 30, 2007 only, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Consolidated EBITDAR of the Parent Guarantor for the applicable periods shall be determined as follows: (a) the Consolidated EBITDAR of the Parent Guarantor for the fiscal quarter ended on or about March 31, 2007 shall be $23,867,000; (b) the Consolidated EBITDAR of the Parent Guarantor for the fiscal quarter ended on or about June 30, 2007 shall be $34,262,000; and (c) the Consolidated EBITDAR of the Parent Guarantor for the fiscal quarter ended on or about September 30, 2007 shall be $38,635,000. In addition, and without duplication, the Consolidated EBITDAR for the applicable period shall be adjusted to reflect the effects of Acquisitions and Dispositions consummated during such period as provided above.

5.6 Restricted Payments. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and to wholly owned Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non wholly owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Parent Guarantor and each of its Subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Stripes Holdings and the Borrower may declare and make Tax Distributions; and

(d) the Parent Guarantor and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(e) on the Closing Date, Parent Guarantor and its Subsidiaries may consummate the TCFS Acquisition;

(f) the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent Guarantor or its Subsidiaries;

(g) Parent Guarantor may make repurchases of Equity Interests deemed to occur upon cashless exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) provided that, in the case of any Restricted Payments made pursuant to clauses (b), (d), and (f) above, no Default under Section 6.1(a) or Section 6.1(h) or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom.

5.7 Capital Expenditures. The Parent Guarantor shall not, and shall not permit any Restricted Entity to make any Capital Expenditure, except for Capital Expenditures (a) paid for by the (i) incurrence of Permitted Debt which does not have any stated maturity before the fifth anniversary of its incurrence and which does not have a scheduled principal amortization exceeding 7.5% of the original principal amount thereof for any year prior to its stated maturity and/or (ii) the proceeds of sale-leaseback transactions permitted hereunder and (b) not exceeding, in the aggregate for the Parent Guarantor and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year.

Fiscal Year	Amount
2008	$36,000,000
2009	$57,000,000
2010	$61,000,000
2011	$64,000,000
2012	$67,000,000
2013	$73,000,000

Notwithstanding anything to the contrary contained in this Section 5.7, to the extent that the aggregate amount of Capital Expenditures made by Parent Guarantor and its Subsidiaries in any fiscal year pursuant to this Section 5.7 is less than the amount set forth above for such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year; provided that if any Rollover Amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above.

5.8 Debt.

(a) The Parent Guarantor shall not, and shall not permit any Restricted Entity to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt; or

(b) The Parent Guarantor shall not, and shall not permit any Restricted Entity to, prepay, redeem, purchase, defease or otherwise satisfy or make an unscheduled payment, in each case, prior to the scheduled maturity thereof in any manner (whether directly or indirectly) of any Debt (other than the Credit Obligations) if at the time of such prepayment an Event of Default exists or would result therefrom.

5.9 Liens. The Parent Guarantor shall not, and shall not permit any Restricted Entity to create assume, incur, or suffer to exist any Lien on any of its property whether now owned or hereafter acquired, except for Permitted Liens.

5.10 Corporate Transactions. The Parent Guarantor shall not and shall not permit any Restricted Entity to (a) merge, consolidate, or amalgamate with another Person, or liquidate, wind up, or dissolve itself (or take any action towards any of the foregoing), (b) Dispose of any of material property, businesses, or other assets (other than sales of inventory in the ordinary course of business), or (c) make any Acquisition, provided however that:

(i) any such Person may make Permitted Dispositions and Permitted Investments;

(ii) any such Person may make any Acquisition (howsoever structured) provided that with respect to any Acquisition (A) such Person is the acquiring or surviving entity (or the surviving entity becomes a Subsidiary of the Parent Guarantor in the transaction and complies with the requirements of Section 5.19); provided that with respect to any Acquisition involving the Borrower, the Parent Guarantor, or Stripes Holdings, the Borrower, the Parent Guarantor, or Stripes Holdings shall be the surviving entity, (B) the aggregate amount of consideration paid or incurred by the Parent Guarantor and its Subsidiaries in connection with all Acquisitions during any fiscal year of the Parent Guarantor shall not exceed $75,000,000, and the aggregate amount of consideration paid or incurred by the Parent Guarantor and its Subsidiaries in connection with all Acquisitions, on a cumulative basis since the Closing Date, shall not exceed $250,000,000, (C) no Default or Event of Default exists or would result therefrom, and the Parent Guarantor and its Subsidiaries shall be in compliance with Section 5.5 calculated on a pro forma basis after giving effect to the Acquisition, (D) the acquired assets are in substantially the same (or reasonably related or ancillary thereto) or similar or complimentary business as the Parent Guarantor or any of its Subsidiaries, (E) the board of directors or similar governing body of the acquired Person has approved such Acquisition, (F) such Person provides written notice to the Administrative Agent of such Acquisition at least 10 Business Days (or such shorter period of time as the Administrative Agents may agree to in their sole discretion) prior to the closing of such Acquisition, including therewith the Compliance Certificate and financial information required by Section 5.5(a), and (G) such Person provides the Administrative Agent with a copy of the applicable purchase agreement, fully executed, promptly following the closing of such Acquisition;

(iii) any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that when any Credit Party is merging with another Subsidiary, such Credit Party shall be the continuing or surviving Person;

(iv) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Credit Party; and

(v) Stripes Holdings may merge with Parent Guarantor (in which case the term “Stripes Holdings” or “Parent Guarantor” shall be deemed to refer to such surviving entity for all purposes of the Credit Documents) so long as no Default exists or would result therefrom.

5.11 Transactions with Affiliates. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, enter into any transaction directly or indirectly with or for the benefit of an Affiliate except (a) transactions with an Affiliate on terms substantially as favorable to the Parent Guarantor or such Subsidiary as would be obtainable by the Parent Guarantor or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions among Credit Parties, (c) transactions listed on Schedule 5.11, (d) Restricted Payments and transactions permitted under Section 5.6, (e) the payment of fees and expenses in connection with the consummation of the Transaction, (f) issuances by Parent Guarantor and the Subsidiaries of Equity Interests not prohibited under this Agreement, (g) customary fees payable to any directors of Stripes Holdings and Parent Guarantor and reimbursement of reasonable out-of-pocket costs of the directors of Stripes Holdings and Parent Guarantor, in the case of Parent Guarantor, to the extent attributable to the operations of Parent Guarantor and its Subsidiaries, (h) employment and severance arrangements entered into by Parent Guarantor and its Subsidiaries with their officers and employees in the ordinary course of business, (i) the payment of customary fees and indemnities to directors, officers and employees of Parent Guarantor and its Subsidiaries in the ordinary course of business and (j) loans and other transactions among Parent Guarantor and its Subsidiaries to the extent permitted under this Article V.

5.12 Insurance.

(a) The Parent Guarantor shall, and shall cause each Restricted Entity to, maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Administrative Agents in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. The Parent Guarantor shall deliver to the Administrative Agents certificates evidencing such policies or copies of such policies at either Administrative Agent’s reasonable request following a reasonable period to obtain such certificates taking into account the jurisdiction where the insurance is maintained.

(b) All policies representing liability insurance of the Restricted Entities shall name the Administrative Agents (on behalf of the applicable Lenders) as additional named insureds in a form reasonably satisfactory to the Administrative Agents. All policies representing casualty insurance of the Credit Parties insuring Term Collateral shall name the Term Administrative Agent as loss payee in a form reasonably satisfactory to the Term Administrative Agent. All policies representing casualty insurance of the Credit Parties insuring Revolving Collateral shall name the Revolving Administrative Agent as loss payee in a form reasonably satisfactory to the Revolving Administrative Agent. All proceeds of such liability insurance coverage for the Administrative Agents and the Lenders as additional insureds shall be paid as directed by the applicable Administrative Agent(s) to indemnify the applicable Administrative Agent(s) or the applicable Lender for the liability covered. All proceeds of such casualty insurance coverage relating to Collateral on which the Term Secured Parties have a prior lien shall be paid as directed by the Term Administrative Agent during the continuation of an Event of Default. All proceeds of such casualty insurance coverage relating to other Collateral shall be paid as directed by the Revolving Administrative Agent during the continuation of an Event of Default. In the event that proceeds of property or liability insurance are paid to the Parent Guarantor or any of its Subsidiaries in violation of the foregoing, such Person shall hold the proceeds in trust for the applicable Administrative Agent(s), segregate the proceeds from the other funds of such Person, and promptly pay the proceeds to the applicable Administrative Agent(s) with any necessary endorsement. The applicable Administrative Agent shall have the right, but not the obligation, during the existence of an Event of Default, to make proof of loss under, settle and adjust any claim under, and receive the proceeds under the insurance, and the reasonable expenses incurred by either Administrative Agent in the adjustment and collection of such proceeds shall be paid by the Borrower. The Borrower irrevocably appoints each Administrative Agent as its attorney in fact to take such actions in its name. If an Administrative Agent does not take such actions within a reasonable time period so as to not materially prejudice or otherwise materially jeopardize the right to take such action, the Parent Guarantor or the Borrower may take such actions subject to the approval of any final action by the applicable Administrative Agent. The Administrative Agents shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds.

5.13 Investments. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, and loans, guaranties, trade credit, or other extensions of credit to the Person, except for Permitted Investments.

5.14 Lines of Business. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, change the character of their business as conducted on the date of this Agreement, or engage in any type of business not reasonably related, ancillary, or complementary to such business as presently and normally conducted.

5.15 Compliance with Laws. The Parent Guarantor shall, and shall cause each Restricted Entity to, comply with the Requirements of all Laws and all orders, writs, injunctions, and decrees which are applicable to such Persons or the operations and property of such Persons, in each case, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

5.16 Environmental Compliance. The Parent Guarantor shall, and shall cause each Restricted Entity to, comply with all Environmental Laws and obtain and comply with all Environmental Permits necessary for the ownership and operation of any such Person’s properties, in each case, except where the failure to comply or to obtain such Environmental Permits could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. The Parent Guarantor shall, and shall cause each Restricted Entity to, promptly disclose to the Administrative Agents any notice to or investigation with respect to which any Restricted Entity has received written notice for any violation or alleged violation of any Environmental Law, Environmental Permit or Environmental Liability in connection with any such Person’s presently or previously owned properties except for matters which could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect. The

Parent Guarantor shall not, and shall not permit any Restricted Entity to, create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person’s properties; release any Hazardous Materials into the environment in connection with any such Person’s operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials, in each case in violation of Environmental Laws or Environmental Permits or giving rise to Environmental Liability except for such matters which could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.

5.17 ERISA Compliance. The Parent Guarantor shall, and shall cause each Restricted Entity to, (i) comply in all material respects with all applicable provisions of ERISA and prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans, in each case, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect and (ii) not create or participate in any Pension Plan or any Multiemployer Plan, except to the extent any such creation or participation could not be expected to cause a Material Adverse Effect.

5.18 Payment of Taxes. The Parent Guarantor shall, and shall cause each Restricted Entity to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person’s income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto except for tax payments (a) not overdue by more than 30 days or (b) being contested in good faith for which adequate reserves have been established and reported in accordance with GAAP and, in the case of both clause (a) and (b), which could not reasonably be expected to cause a Material Adverse Effect.

5.19 Covenant to Guarantee Obligations and Give Security. (a) upon the formation or acquisition of any new direct or indirect Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Credit Party, then the Parent Guarantor shall, at the Credit Parties’ expense:

(i) within 30 days after such formation or acquisition (or such longer period of time as the Administrative Agents may agree in their sole discretion), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to each Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to such Administrative Agent, guaranteeing the Term Obligations and the Revolving Obligations, respectively,

(ii) within 30 days after such formation or acquisition (or such longer period of time as the Administrative Agents may agree in their sole discretion), furnish to each Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to each Administrative Agent,

(iii) within 30 days after such formation or acquisition (or such longer period of time as the Revolving Administrative Agent may agree in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Revolving Administrative Agent Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Revolving Administrative Agent (including, to the extent certificated, delivery of all pledged Equity Interests in and of such Subsidiary), securing payment of all the Revolving Obligations and constituting Liens on all such properties (other than Excluded Property),

(iv) within 30 days after such formation or acquisition (or such longer period of time as the Revolving Administrative Agent may agree in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take those actions (including the filing of Uniform Commercial Code financing statements and the giving of notices) deemed reasonably necessary by the Revolving Administrative Agent to vest in the Revolving Administrative Agent (or in any representative of the Revolving Administrative Agent designated by it) valid Liens on the properties purported to be subject to the Security Agreement supplements and security and pledge agreements delivered pursuant to this Section 5.19, enforceable against all third parties in accordance with their terms, and

(v) within 60 days after such formation or acquisition, deliver to the Revolving Administrative Agent, upon the request of the Revolving Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Revolving Administrative Agent and the other Revolving Secured Parties, of counsel for the Credit Parties acceptable to the Revolving Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Revolving Administrative Agent may reasonably request.

(b) Upon the acquisition of any property (other than any Excluded Property) by any Credit Party, if such property, in the reasonable judgment of the Revolving Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Revolving Administrative Agent for the benefit of the Revolving Secured Parties, unless the Revolving Administrative Agent determines that the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit to the Revolving Secured Parties of the Security afforded thereby, then the Parent Guarantor shall, at the Credit Parties’ expense:

(i) within 30 days after such acquisition (or such shorter period of time as the Administrative Agents may agree in their sole discretion), furnish to the Revolving Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Revolving Administrative Agent,

(ii) within 30 days after such acquisition (or such shorter period of time as the Administrative Agents may agree in their sole discretion), cause the applicable Credit Party to duly execute and deliver to the Revolving Administrative Agent Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Revolving Administrative Agent, securing payment of all the Revolving Obligations and constituting Liens on all such properties,

(iii) within 30 days after such acquisition (or such shorter period of time as the Revolving Administrative Agent may agree in its sole discretion), cause the applicable Credit Party to take those actions (including the filing of Uniform Commercial Code financing statements and the giving of notices) deemed reasonably necessary by the Revolving Administrative Agent to vest in the Revolving Administrative Agent (or in any representative of the Revolving Administrative Agent designated by it) valid Liens on such property, enforceable against all third parties, and

(iv) within 60 days after such acquisition, deliver to the Revolving Administrative Agent, upon the request of the Revolving Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Revolving Administrative Agent and the other Revolving Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Revolving Administrative Agent may reasonably request.

(c) At any time upon request of either Administrative Agent, the Parent Guarantor shall, and shall cause each Restricted Entity to, promptly execute and deliver any and all further instruments and documents and take all such other action as such Administrative Agent may deem reasonably necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement supplements and other security and pledge agreements. Notwithstanding this Section 5.19, (i) no foreign law security or pledge agents shall be required, (ii) so long as no Event of Default is continuing (and while an Event of Default is continuing unless otherwise requested by the Required Revolving Lenders), actions to perfect security interests in cash and deposit accounts other than the filing of UCC financing statements shall not be required, and (iii) security interests shall not be required in real property acquired after the Closing Date which is not designated as Eligible Real Property and (iv) security interests shall not be required in respect of any Excluded Property.

(d) At any time when (i) the Borrowing Base Certificates delivered for the two months most recently ended demonstrate that for each such month the Total Revolving Credit Outstandings less the sum of 85% of the value of the Eligible Accounts and 55% of the value of the Eligible Inventory (in each case, as set forth in each such Borrowing Base Certificate for each such month) exceeds an amount equal to 25% of an amount equal to 60% of the value of the Eligible Real Property (as set forth in each such Borrowing Base Certificate for each such month) or (ii) an Event of Default is continuing, the Borrower shall deliver such appraisals of the Eligible Real Property as may be reasonably requested by the Required Revolving Lenders.

5.20 Amendment of Organizational Documents. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, amend any of its organizational documents other than any such amendment (a) made solely in connection with a transaction that is otherwise permitted under this Agreement or (b) that would not reasonably be expected to materially and adversely affect the rights and benefits of either Administrative Agent or the Lenders under the Credit Documents.

5.21 Accounting Changes. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, make any change in (a) accounting policies or reporting practices, except (i) as required or permitted by GAAP as in effect from time to time or (ii) as the Parent Guarantor reasonably deems necessary to comply with any Law, or (b) its fiscal year.

5.22 Books and Records. The Parent Guarantor shall, and shall cause each Restricted Entity to, maintain adequate books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent Guarantor or such Subsidiary, as the case may be.

5.23 Amendment, Etc., of Material Contracts. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, cancel or terminate any agreement governing material Debt of such Person or other material contract, or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any agreement governing material Debt of such Person or other material contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any agreement governing material Debt of such Person or other material contract, or take any other action in connection with any material contract, except in each case described in this Section 5.23 as would not reasonably be expected to result in a Material Adverse Effect.

5.24 Partnerships, Etc. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, become a general partner in any general or limited partnership, other than any such interest in any Subsidiary of which the Parent Guarantor owns, directly or indirectly, 100% of the equity interests thereof.

5.25 Restrictive Agreements. The Parent Guarantor shall not, and shall not permit any Restricted Entity to, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement or any other Credit Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of the Parent Guarantor or any Subsidiary to Guarantee the Debt of the Borrower or (iii) of the Parent Guarantor or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Capital Lease Obligations or purchase money Debt otherwise permitted hereunder solely to the extent any such negative pledge relates to the property financed by or the subject of such Debt or (B) the negative pledges under the Existing Senior Notes Indenture as the same are in effect on the date hereof and without giving effect to any amendments thereto after the date hereof (or, if applicable, under the documents governing the Bridge Loans provided that such documents expressly permit Liens in favor of the Term Secured Parties and the Revolving Secured Parties on terms reasonably acceptable to the Administrative Agents); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

5.26 Holding Company. Stripes Holdings shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Credit Parties, (d) the execution and delivery of the Credit Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section, including any transactions which are otherwise permitted under this Article V.

5.27 Maintenance of Properties; Performance of Leases. The Parent Guarantor shall, and shall cause each Restricted Entity to (a) (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof except, in the case of each action described in (a)(i) and (a)(ii) of this Section 5.27, where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent Guarantor or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agents of any default by any party with respect to such leases and cooperate with the Administrative Agents in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

5.28 Interest Rate Hedging. Enter into prior to March     , 2008, and maintain at all times thereafter, interest rate Swap Contracts or other transactions with Persons reasonably acceptable to the Administrative Agents, covering a notional amount of not less than 50% of the aggregate outstanding Debt for borrowed money (other than the Total Revolving Credit Outstandings), providing for effective payment of interest on a fixed rate basis thereon for a period of at least two years, and otherwise on terms and conditions reasonably acceptable to the Administrative Agents.

5.29 Leases of Mortgaged Property. With respect to any property which is subject to (y) a Mortgage and (z) a lease made by a Credit Party as lessor, the Borrower and the Parent Guarantor each represents and warrants to the Term Administrative Agent, the Revolving Administrative Agent, and each Lender as follows, and covenants that it shall, and shall cause its applicable Subsidiaries to, comply with the following requirements:

(a) Schedule 5.29 lists all properties subject to a Mortgage which are, as of the Closing Date, subject to leases made by a Credit Party as lessor, including a brief description of the leases and the lessees thereof, and indicates all such lessees which are Affiliates of the Credit Parties.

(b) Each lease described on Schedule 5.29 that is with an Affiliate of any Credit Party is, by its terms, specifically subordinated to any mortgage of the property subject to the lease.

(c) With respect to each lease described on Schedule 5.29 that is with a Person that is not an Affiliate of any Credit Party, the Borrower and the Parent Guarantor shall, or shall cause the applicable lessor Subsidiary to, use all commercially reasonable efforts to obtain, within 90 days of the Closing Date (or such later date as the applicable Administrative Agent may agree in its sole discretion), a subordination of such lease to the applicable Mortgage, in form and substance reasonably acceptable to the Term Administrative Agent or the Revolving Administrative Agent, as applicable.

(d) All leases of property subject to a Mortgage which are entered into after the Closing Date, and all such leases which are amended after the Closing Date, shall be subordinated to the applicable Mortgage on terms and pursuant to documentation reasonably acceptable to the Term Administrative Agent or the Revolving Administrative Agent, as applicable.

ARTICLE VI

DEFAULT AND REMEDIES.

6.1 Events of Default. Each of the following shall be an “Event of Default” for the purposes of this Agreement and for each of the Credit Documents:

(a) Payment Failure. The Borrower or any other Credit Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Credit Document;

(b) False Representation. Any written representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any covenant contained in any of Sections 5.5-5.11, 5.13, 5.14, 5.21, or 5.23-5.26 of this Agreement, (ii) any breach by any Credit Party of any covenant contained in Section 5.2, 5.12, or 5.19 of this Agreement and such breach is not cured within 10 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the receipt by a Borrower of written notice thereof from either Administrative Agent, or (iii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the receipt by a Borrower of written notice thereof from either Administrative Agent;

(d) Security Documents. Any Security Document shall at any time and for any reason (other than one within the reasonable control of either Administrative Agent, the L/C Issuer, a Joint Lead Arranger or any Lender) cease to create the Lien on any material portion of the property purported to be subject to such agreement in accordance with the terms hereof or thereof;

(e) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests or any other Person contests in writing, in each case, in any manner, the validity or enforceability of any material provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document; or

(f) Cross-Default. (i) Any Credit Party or any Subsidiary thereof (A) fails to make any payment when due after the applicable grace period, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform after the applicable grace period, if any, any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, after the applicable grace period, if any, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Credit Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than $10,000,000; or

(g) Material Agreement Default. There shall occur any breach by any Restricted Entity of (i) the Distribution Service Agreement dated as of August 21, 1997, as amended, with McLane Company, Inc., (ii) the Supply Agreement dated as of July 28, 2006, with Valero Marketing and Supply Company, (iii) the Chevron Branded Jobber Petroleum Products Agreement dated as of March 15, 2005, or (iv) any restatements or replacements of any of the foregoing, including any subsequent agreements with different suppliers for comparable quantities of the applicable products, in each case, which breach both (x) could reasonably be expected to cause a Material Adverse Effect and (y) is not cured within the applicable grace period, if any;

(h) Bankruptcy and Insolvency. Any Credit Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(i) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(j) Adverse Judgment. There is entered against any Credit Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance which insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(k) Change of Control. There shall occur any Change of Control; or

(l) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Restricted Entity under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Restricted Entity or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.

6.2 Remedies.

(a) If any Event of Default occurs and is continuing:

(i) The Term Administrative Agent may or shall, upon instructions from the Required Lenders, declare all or a portion of the outstanding Term Obligations to be immediately due and payable, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii) The Revolving Administrative Agent may or shall, upon instructions from the Required Lenders, (a) terminate the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions, the obligations of the Revolving Lenders to make Revolving Credit Loans and the obligation of the Swing Line Lender to make Swing Line Loans, and/or (b) declare all or a portion of the outstanding Revolving Obligations to be immediately due and payable and require that the Borrower Cash Collateralize the Revolving Obligations in an amount equal to the then Outstanding Amount of the L/C Obligations, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, immediately and without notice, (i) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions, the obligations of the Lenders to make Loans and the obligations of the Swing Line Lender to make Swing Line Loans shall automatically terminate, (ii) the obligation of the Borrowers to Cash Collateralize the Revolving Obligations in an amount equal to the then Outstanding Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Revolving Administrative Agent as security for the Revolving Obligations and (iii) all outstanding Revolving Obligations and Term Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

6.3 Actions Under Credit Documents. In addition to the foregoing remedies, during the continuation of any Event of Default, the Term Administrative Agent (upon instruction from the Required Term Lenders) and the Revolving Administrative Agent (upon instruction from the Required Revolving Lenders) may, subject to the Intercreditor Agreement where applicable, exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

6.4 Remedies Cumulative. No right, power, or remedy conferred to the Term Administrative Agent, Revolving Administrative Agent, or the Lenders in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no failure to exercise or delay in exercising any right, power, or remedy conferred to the Term Administrative Agent, Revolving Administrative Agent, or the Lenders in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.5 Application of Payments. The Borrower agrees that any payment received by the Term Administrative Agent or the Revolving Administrative may be applied to any of the Term Obligations owed to the Term Lenders or the Revolving Obligations owed to the Revolving Lenders, subject to the terms and conditions of this Agreement and the other Credit Documents. The Term Administrative Agent and the Term Lenders, on the one hand, and the Revolving Administrative Agent and the Revolving Lenders, on the other hand, agree that they will share and apply the proceeds of the Collateral and other payments of monies received by them and covered by the Intercreditor Agreement in accordance with the Intercreditor Agreement.

ARTICLE VII

THE ADMINISTRATIVE AGENT

7.1 Appointment and Authority. (a) Each of the Revolving Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Revolving Administrative Agent hereunder and under the other Credit Documents and authorizes the Revolving Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Revolving Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Term Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Term Administrative Agent hereunder and under the other Credit Documents and authorizes the Term Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(c) The Revolving Administrative Agent shall also act as the “collateral agent” for the Revolving Secured Parties under the Credit Documents, and each of the Revolving Lenders (in its capacities as a Revolving Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Revolving Administrative Agent to act as the agent of such Revolving Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Revolving Collateral granted by any of the Credit Parties to secure any of the Revolving Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Revolving Administrative Agent, as “collateral agent” for the Revolving Secured Parties and any co-agents, sub-agents and attorneys-in-fact appointed by the Revolving Administrative Agent pursuant to Section 7.5 for purposes of holding or enforcing any Lien on the Revolving Collateral (or any portion thereof) granted under the Revolving Security Documents, or for exercising any rights and remedies thereunder at the direction of the Revolving Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII and Article VIII (including Section 8.1 (including limitations therein as to number of counsel subject to reimbursement), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” for the Revolving Secured Parties under the Credit Documents) as if set forth in full herein with respect thereto.

(d) The Term Administrative Agent shall also act as the “collateral agent” for the Term Secured Parties under the Credit Documents, and each of the Term Lenders (in its capacities as a Term Lender, potential Hedge Bank and potential Cash Management Bank)

hereby irrevocably appoints and authorizes the Term Administrative Agent to act as the agent of such Term Lender for purposes of acquiring, holding and enforcing any and all Liens on Term Collateral granted by any of the Credit Parties to secure any of the Term Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Term Administrative Agent, as “collateral agent” for the Term Secured Parties and any co-agents, sub-agents and attorneys-in-fact appointed by the Term Administrative Agent pursuant to Section 7.5 for purposes of holding or enforcing any Lien on the Term Collateral (or any portion thereof) granted under the Term Security Documents, or for exercising any rights and remedies thereunder at the direction of the Term Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII and Article VIII (including Section 8.1 (including limitations therein as to number of counsel subject to reimbursement), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” for the Term Secured Parties under the Credit Documents) as if set forth in full herein with respect thereto.

(e) The provisions of this Article are solely for the benefit of the Administrative Agents, the Lenders and the L/C Issuer, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

7.2 Rights as a Lender. Each Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

7.3 Exculpatory Provisions. No Administrative Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents for such Administrative Agent. Without limiting the generality of the foregoing, no Administrative Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Administrative Agent is required to exercise as directed in writing by the Required Lenders, Required Term Lenders or Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and no Administrative Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity.

No Administrative Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, Required Term Lenders or Required Revolving Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.3 and Article VI) or (ii) in the absence of its own gross negligence or willful misconduct. No Administrative Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Administrative Agent by the Borrower, a Lender or the L/C Issuer.

No Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.

7.4 Reliance by Administrative Agents. Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Term Administrative Agent and the Revolving Administrative Agent, as applicable, may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5 Delegation of Duties. Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.6 Resignation of Administrative Agents. (a) The Revolving Administrative Agent may at any time give notice of its resignation to the Revolving Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Revolving Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States (other than a Defaulting Lender), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Revolving Lenders and shall have accepted such appointment within 30 days after the retiring Revolving Administrative Agent gives notice of its resignation, then the retiring Revolving Administrative Agent may on behalf of the Revolving Lenders and the L/C Issuer, appoint a successor Revolving Administrative Agent meeting the qualifications set forth above; provided that if the Revolving Administrative Agent shall notify the Borrower and the Revolving Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Revolving Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Revolving Administrative Agent on behalf of the Revolving Lenders or the L/C Issuer under any of the Credit Documents, the retiring Revolving Administrative Agent shall continue to hold such collateral security until such time as a successor Revolving Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Revolving Administrative Agent shall instead be made by or to each Revolving Lender and the L/C Issuer directly, until such time as the Required Revolving Lenders appoint a successor Revolving Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Revolving Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Revolving Administrative Agent, and the retiring Revolving Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Revolving Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Revolving Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 8.1 shall continue in effect for the benefit of such retiring Revolving Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Revolving Administrative Agent was acting as Revolving Administrative Agent.

(b) Any resignation by Bank of America as Revolving Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Revolving Administrative Agent hereunder,

(i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(c) The Term Administrative Agent may at any time give notice of its resignation to the Term Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Term Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States (other than a Defaulting Lender), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Term Lenders and shall have accepted such appointment within 30 days after the retiring Term Administrative Agent gives notice of its resignation, then the retiring Term Administrative Agent may on behalf of the Term Lenders, appoint a successor Term Administrative Agent meeting the qualifications set forth above; provided that if the Term Administrative Agent shall notify the Borrower and the Term Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Term Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Term Administrative Agent on behalf of the Term Lenders under any of the Credit Documents, the retiring Term Administrative Agent shall continue to hold such collateral security until such time as a successor Term Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Term Administrative Agent shall instead be made by or to each Term Lender directly, until such time as the Required Term Lenders appoint a successor Term Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Term Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Term Administrative Agent, and the retiring Term Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Term Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Term Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 8.1 shall continue in effect for the benefit of such retiring Term Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Term Administrative Agent was acting as Term Administrative Agent.

7.7 Non-Reliance on Administrative Agents and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

7.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Administrative Agent, a Lender or the L/C Issuer hereunder.

7.9 Administrative Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Term Administrative Agent, in the case of Term Obligations, and the Revolving Administrative Agent, in the case of Revolving Obligations (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the applicable Loans, L/C Obligations and all other applicable Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the applicable Lenders, the L/C Issuer and such Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and such Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and such Administrative Agent under Sections 2.3(i) and (j), 2.9 and 8.1) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Term Administrative Agent, in the case of Term Obligations, and the Revolving Administrative Agent, in the case of Revolving Obligations and, if the applicable Administrative Agent shall consent to the making of such payments directly to the applicable Lenders and the L/C Issuer, to pay to such Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Sections 2.9 and 8.1.

Nothing contained herein shall be deemed to authorize either Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize either Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding. Furthermore, nothing herein shall be deemed to authorize either Administrative Agent to credit bid any Obligation held by any Lender or the L/C Issuer in a proceeding under any Debtor Relief Law without the prior consent of such Lender or the L/C Issuer, as applicable.

7.10 Collateral and Guaranty Matters. (a) The Revolving Lenders and the L/C Issuer irrevocably authorize the Revolving Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Revolving Administrative Agent under any Credit Document (A) upon termination of the Revolving Commitments and payment in full of all Revolving Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or Cash Collateralization thereof in accordance with Section 2.3(g)), (B) that is sold or to be sold (including any Disposition pursuant to a sale-leaseback transaction) as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (C) if approved, authorized or ratified in writing in accordance with Section 8.3;

(ii) to release any Guarantor from its obligations under the Revolving Guaranty and/or the Revolving Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(iii) to subordinate or release any Lien as provided in the Intercreditor Agreement;

(iv) to release each Credit Party from its obligations under the Revolving Security Documents upon termination of the Revolving Commitments and payment in full of all Revolving Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or Cash Collateralization thereof in accordance with Section 2.3(g)); and

(v) to release each Credit Party from its obligations under this Agreement upon the occurrence of the Termination Date.

(b) The Term Lenders and the L/C Issuer irrevocably authorize the Term Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Term Administrative Agent under any Credit Document (A) upon termination of the Term Commitments and payment in full of all Term Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold (including any Disposition pursuant to a sale-leaseback transaction) as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (C) if approved, authorized or ratified in writing in accordance with Section 8.3;

(ii) to release any Guarantor from its obligations under the Term Guaranty and/or the Term Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(iii) to release each Credit Party from its obligations under the Term Security Documents upon termination of the Term Commitments and payment in full of all Term Obligations (other than contingent indemnification obligations); and

(iv) to release each Credit Party from its obligations under this Agreement upon the occurrence of the Termination Date.

(c) Upon request by the Term Administrative Agent, in the case of Term Collateral or the Term Guaranty, or the Revolving Administrative Agent, in the case of Revolving Collateral or the Revolving Guaranty, at any time, the Required Term Lenders or Required Revolving Lenders, as applicable, will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 7.10.

(d) In each case as specified in this Section 7.10, the applicable Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the applicable Security Documents or to subordinate its interest in such item, or to release such Credit Party from its obligations under the applicable Credit Document, in each case in accordance with the terms of the Credit Documents and this Section 7.10.

ARTICLE VIII

MISCELLANEOUS.

8.1 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Term Administrative Agent, the Revolving Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel, subject to the proviso below), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Term Administrative Agent, the Revolving Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel, subject to the proviso below), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be required to pay the fees and expenses of more than one principal outside counsel for such Persons taken as a whole (which shall be the Administrative Agents’ counsel), or if reasonably necessary, more than one local counsel for such Persons taken as a whole in any relevant jurisdiction (as reasonably determined by the Administrative Agents), unless there is an actual or reasonable likelihood for a conflict of interest among such Persons (as determined in good faith by any of such Persons), in which case, all similarly situated parties shall be represented by one firm of outside counsel for such group of similarly situated parties taken as a whole (and one local counsel for such Persons, taken as a whole, in any relevant jurisdiction if reasonably necessary, as reasonably determined by such Persons).

(b) Indemnification by the Borrower. The Borrower shall indemnify each Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, subject to the proviso below), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party or any of the Borrower’s or such Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, further that the Borrower shall not be required to indemnify the Indemnitees for the fees and expenses of more than one principal outside counsel for such Persons taken as a whole (which shall be the Administrative Agents’ counsel), or, if reasonably necessary, more than one local counsel for such Persons taken as a whole in any relevant jurisdiction (as reasonably determined by the Administrative Agents), unless there is an actual or reasonable likelihood for a conflict of interest among such Persons (as determined in good faith by any of such Persons), in which case, all similarly situated parties shall be represented by one firm of outside counsel for such group of similarly situated parties taken as a whole (and one local counsel for such Persons, taken as a whole, in any relevant jurisdiction if reasonably necessary, as reasonably determined by such Persons).

(c) Reimbursement by Lenders. (i) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Revolving Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Revolving Lender severally agrees to pay to the Revolving Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Revolving Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Revolving Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Revolving Lenders under this subsection (c)(i) are subject to the provisions of Section 2.12(d).

(ii) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Term Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Term Lender severally agrees to pay to the Term Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Term Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Term Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Term Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Term Lenders under this subsection (c)(ii) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of an invoice setting forth such amounts in reasonable detail.

(f) Survival. The agreements in this Section shall survive the resignation of each Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

8.2 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Term Administrative Agent, the Revolving Administrative Agent, the L/C Issuer or any Lender, or the Term Administrative Agent, the Revolving Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender and, if applicable, the L/C Issuer severally agrees to pay to the applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

8.3 Modifications, Waivers, and Consents. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agents, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.1, or, in the case of the initial Credit Extension, Section 3.2, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 3.2 as to any Credit Extension under the Revolving Facility without the written consent of the Required Revolving Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.2) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3.1 or 3.2 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(d) postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 8.3) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 4.1 of the Intercreditor Agreement or Section 6.6 of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby under a Facility without the written consent of each Lender under such Facility or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.5(b) or 2.6(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 8.3 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 8.3(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Term Collateral in any transaction or series of related transactions, without the written consent of each Term Lender, or release all or substantially all of the Revolving Collateral in any transaction or series of related transactions, without the written consent of each Revolving Lender;

(i) release less than all or substantially all of the Term Collateral in any transaction or series of related transactions, without the written consent of the Required Term Lenders, or release less than all or substantially all of the Revolving Collateral in any transaction or series of related transactions, without the written consent of the Required Revolving Lenders, except in each case to the extent the release of any Collateral is permitted pursuant to Section 7.10 (in which case such release may be made by the applicable Administrative Agent acting alone);

(j) release all or substantially all of the value of the Term Guaranty, without the written consent of each Term Lender, or release all or substantially all of the value of the Revolving Guaranty, without the written consent of each Revolving Lender, except in each case to the extent the release of any Subsidiary from such Guaranty is permitted pursuant to Section 7.10 (in which case such release may be made by the applicable Administrative Agent acting alone); or

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of such Administrative Agent under this Agreement or any other Credit Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding the foregoing, the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and the Borrower may amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, error, omission, defect or inconsistency without any further action or consent of any other party to any Credit Document, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender or affected Lenders and that has been approved by the Required Lenders the Borrower may replace such non-consenting Lender in accordance with Section 8.15; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Administrative Agent and each Lender, regardless of any investigation made by any Administrative Agent or any Lender or on their behalf and notwithstanding that any Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

8.5 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.5(b), (ii) by way of participation in accordance with the provisions of Section 8.5(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.5(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 8.5(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Term Administrative Agent (as to Term Commitments or Term Loans) or the Revolving Administrative Agent (as to Revolving Commitments or Revolving Credit Loans) and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Term Administrative Agent (as to Term Commitments or Term Loans) or the Revolving Administrative Agent (as to Revolving Commitments or Revolving Credit Loans) (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Term Administrative Agent (as to Term Commitments or Term Loans) or the Revolving Administrative Agent (as to Revolving Commitments or Revolving Credit Loans) an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 8.5; provided, however, that the applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.17, 2.18 and 8.1 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.5(d).

(c) Register. The Term Administrative Agent (as to Term Commitments or Term Loans) or the Revolving Administrative Agent (as to Revolving Commitments or Revolving Credit Loans), acting solely for this purpose as an agent of the Borrower, shall maintain at such Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Term Lenders or Revolving Lenders, as applicable, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Term Lender or Revolving Lender, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or either Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.3 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.5(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.11 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 8.5(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

8.6 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Parent Guarantor, the Term Administrative Agent, the Revolving Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule I; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, which information shall be provided to the Borrower by the applicable Administrative Agent upon the Borrower’s request.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Term Administrative Agent or the Revolving Administrative Agent, as applicable, that it is incapable of receiving notices under such Article by electronic communication. Either Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall either Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the Parent Guarantor, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the applicable Borrower’s or either Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Parent Guarantor, the Term Administrative Agent, the Revolving Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agents and, in the case of Revolving Lenders, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the applicable Administrative Agent from time to time to ensure that such Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side

Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agents, L/C Issuer and Lenders. The Administrative Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of any Revolving Loan Borrowing Request, Swing Line Loan and conversions or continuation of a Revolving Credit Loan purportedly given by or on behalf of the Borrower) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower except to the extent arising from the gross negligence or willful misconduct of any such Person. All telephonic notices to and other telephonic communications with either Administrative Agent may be recorded by such Administrative Agent, and each of the parties hereto hereby consents to such recording.

8.7 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR THE PARENT GUARANTOR OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND THE PARENT GUARANTOR, EACH ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.6. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

8.8 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.9 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

8.10 USA Patriot Act Notice. Each Lender and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies any Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or such Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

8.11 Right of Setoff. If an Event of Default under Section 6.1(a), (h), or (i) shall have occurred and be continuing, each Lender and the L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the L/C Issuer to or for the credit or the account of the Borrower or the Parent Guarantor against any and all of the obligations of the Borrower or the Parent Guarantor now or hereafter existing under this Agreement or any other Credit Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or the Parent Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the L/C Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the L/C Issuer may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agents promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agents, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Agents or Lenders that disclose any Information pursuant to this clause (c) shall use commercially reasonable efforts to provide the Borrower, to the extent permitted by applicable law or regulation, advance notice of such disclosure; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.21 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to either Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source not known to such recipient to be breaching confidentiality obligations to the Parent Guarantor or any of its Subsidiaries. For purposes of this Section, “Information” means all information received from any Credit Party, other than any such information that is available to either Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Credit Party, provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agents, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Credit Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

8.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If either Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by either Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.14 Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.15 Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or if any Lender does not consent to a proposed amendment, waiver or consent hereunder as provided in the final paragraph of Section 8.3, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Term Administrative Agent or Revolving Administrative Agent, as applicable, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.5), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid or caused to be paid to the applicable Administrative Agent the assignment fee specified in Section 8.5(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

8.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrower and the Parent Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agents and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agents and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the Parent Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Parent Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii)(A) each Administrative Agent and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Parent Guarantor or any of their respective Affiliates, or any other Person and (B) neither any Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrower, the Parent Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agents and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent Guarantor and their respective Affiliates, and neither any Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower, the Parent Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the Parent Guarantor hereby waives and releases any claims that it may have against any Administrative Agent or the Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.17 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SUSSER HOLDINGS, L.L.C.

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President

Signature Page to Credit Agreement

PARENT GUARANTOR:

SUSSER HOLDINGS CORPORATION

By:	/s/ E.V. Bonner, Jr.
E.V. Bonner, Jr.
Executive Vice President

Signature Page to Credit Agreement

ADMINISTRATIVE AGENTS:

BANK OF AMERICA, N.A., as Term Administrative Agent

By:	/s/ Michael Brasher
Michael Brashler
Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Revolving Administrative Agent

By:	/s/ Michael Brashler
Michael Brashler
Vice President

Signature Page to Credit Agreement

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Gary Mingle
Gary Mingle
Senior Vice President

Signature Page to Credit Agreement

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Patrick A. Lucas
Name:	Patrick A. Lucas
Title:	Vice President

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Bruce Roland
Name:	Bruce Roland
Title:	Senior Vice President

Signature Page to Credit Agreement

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Graeme Robertson
Name:	Graeme Robertson
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A. as a Lender

By:	/s/ Stephen A. Leon
Name:	Stephen A. Leon
Title:	Managing Director

By:	/s/ Maureen S. Malphus
Name:	Maureen S. Malphus
Title:	Vice President

Signature Page to Credit Agreement

TEXAS STATE BANK

By:	/s/ Gary Wilson
Name:	Gary Wilson
Title:	Executive Vice President

Signature Page to Credit Agreement

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Brian N. Thomas
Name:	Brian N. Thomas
Title:	Vice President

Signature Page to Credit Agreement

REGIONS BANK, AN ALABAMA BANKING CORPORATION

By:	/s/ Robin Inger
Name:	Robin Inger
Title:	Sr. Vice President

Signature Page to Credit Agreement